STOCK PURCHASE AGREEMENT

BY AND AMONG

ROSETTA GENOMICS LTD.,

ROSETTA GENOMICS INC.,

PARKWAY CLINICAL LABORATORIES, INC.

AND

DR. RAZA BOKHARI

Dated as of July 22, 2008

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF COMPANY SHARES		1

1.1	Purchase and Sale of Company Shares	1
1.2	Closing.	1
1.3	Withholding Rights	2
1.4	Transfer Taxes	2

ARTICLE II PURCHASE PRICE; EARN-OUT		2

2.1	Purchase Price; Payment.	2
2.2	Earn-Out Payment.	2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHODLER		4

3.1	Organization, Good Standing and Qualification; Organizational Documents	4
3.2	Subsidiaries; Investments	4
3.3	Capitalization.	4
3.4	Authorization; Binding Obligation	5
3.5	Consents and Approvals	5
3.6	No Violation	6
3.7	Approvals and Orders; Permits	6
3.8	Title to and Condition of Properties; Sufficiency of Assets.	6
3.9	Financial Statements.	7
3.10	No Undisclosed Liability	7
3.11	Absence of Certain Events	7
3.12	Real Property.	8
3.13	Personal Property Leases	9
3.14	Environmental Matters.	9
3.15	Legal Proceedings	10
3.16	Compliance with Laws.	10
3.17	Employment Matters.	12
3.18	Employee Benefit Plans.	13
3.19	No Brokers	15
3.20	Taxes.	15
3.21	Contracts.	16
3.22	Transactions With Affiliates	18
3.23	Insurance	18
3.24	Intellectual Property.	19
3.25	Payment Programs	21
3.26	Customers	21
3.27	Accounts Receivable and Accounts Payable.	21
3.28	Books and Records	22
3.29	Internal Controls	22
3.30	Bank Accounts; Powers of Attorney	22
3.31	Investment Representations	22
3.32	Disclosure	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE BUYER		23

4.1	Organization, Good Standing and Qualification	24
4.2	Ownership of the Buyer; No Prior Activities	24
4.3	Authorization; Binding Obligation	24
4.4	Valid Issuance of Parent Ordinary Shares	24
4.5	Consents and Approvals	24
4.6	Litigation	25
4.7	Parent Reports	25
4.8	No Brokers	25

ARTICLE V COVENANTS		25

5.1	Conduct of Business Pending Closing	25
5.2	Exclusivity	27
5.3	Non-Trading	27
5.4	Cooperation; Approvals, Filings and Consents.	28
5.5	Access to Information	28
5.6	Notice of Certain Events	29
5.7	Public Announcements	29
5.8	Restriction on Transfer of Shares.	29
5.9	Tax Matters.	31
5.10	Mutual Cooperation	32
5.11	Registration.	33
5.12	Non-competition; Non-Solicitation; Confidentiality; Reasonableness.	34
5.13	Repayment of Debt Payoff Amount	35

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING		36

6.1	Conditions to Obligation of Each Party	36
6.2	Additional Conditions to Obligations of Parent and the Buyer	36
6.3	Additional Conditions to Obligations of the Company	38

ARTICLE VII INDEMNIFICATION		39

7.1	Indemnification.	39
7.2	Indemnification Process.	40
7.3	Survival of Representations, Warranties and Covenants	43
7.4	Fraud and Related Claims; Characterization of Payments	43

ARTICLE VIII TERMINATION, AMENDMENT, WAIVER AND EXPENSES		43

8.1	Termination	43
8.2	Effect of Termination	44
8.3	Expenses	45

ARTICLE IX MISCELLANEOUS		45

9.1	Entire Agreement	45
9.2	Amendment and Waiver	45
9.3	Assignment	45
9.4	Waivers	45
9.5	Governing Law; Venue; Waiver of Jury Trial	46
9.6	Specific Performance	46
9.7	Interpretation	46
9.8	Severability	46

9.9	Notices	47
9.10	Representation by Counsel	48
9.11	Construction	48
9.12	Waivers	48

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Form of Employment Agreement
Exhibit B	Form of Lock-up Agreemnet
Exhibit C	Form of Payoff Letter
Exhibit D	Form of Release and Waiver
Exhibit E	Form of Legal Opinion of Company Counsel

SCHEDULES:

Schedule I	Index of Defined Terms; Table of Definitions

Company Disclosure Schedule

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 22, 2008, is made by and among Rosetta Genomics Ltd., a company organized under the laws of the State of Israel (“Parent”), Rosetta Genomics Inc., a Delaware corporation (the “Buyer”), Parkway Clinical Laboratories, Inc., a Pennsylvania corporation (the “Company”), and Dr. Raza Bokhari, the sole stockholder of the Company (the “Stockholder”).

WHEREAS, the Stockholder owns all of the issued and outstanding shares of capital stock of the Company, which consists solely of 800 shares (the “Company Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”); and

WHEREAS, subject to the terms and conditions set forth herein, the Stockholder desires to sell to the Buyer, and the Buyer desires to purchase from the Stockholder, all of the Company Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, each of Parent, the Buyer, the Company and the Stockholder hereby agrees as follows:

ARTICLE I

PURCHASE AND SALE OF COMPANY SHARES

1.1 Purchase and Sale of Company Shares. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Stockholder shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholder, all of the Company Shares free and clear of all Liens.

1.2 Closing.

(a) Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of executed documents and other closing deliverables at the earliest time (and in any event no later than the third Business Day) following the date on which all of the conditions set forth in Article VI have been satisfied (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or, if permissible, waived, unless another date is agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

(b) At the Closing, the Stockholder shall deliver to the Buyer a certificate or certificates representing all of the Company Shares held by the Stockholder, duly endorsed in blank for transfer or together with stock powers duly executed in blank. The Stockholder hereby agrees, at his own cost, to execute and deliver or procure to be done and executed and delivered such other instruments and documents and to do all such further acts and things as may be necessary for effecting completely the transfer of the legal and beneficial ownership of the Company Shares to the Buyer free from all Liens.

1.3 Withholding Rights. The Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Tax laws. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder in respect of which such deduction and withholding was made.

1.4 Transfer Taxes. Any sales, transfer or similar Taxes in connection with the transactions contemplated hereby shall be borne and paid by the Stockholder.

ARTICLE II

PURCHASE PRICE; EARN-OUT

2.1 Purchase Price; Payment.

(a) The purchase price (the “Purchase Price”) for the Company Shares shall be an amount equal to (A) the Base Purchase Price minus the Debt Payoff Amount (the “Closing Payment”) plus (B) the right to receive the Earn-Out Payment to the extent earned in accordance with Section 2.2. One Million Dollars ($1,000,000) of the Closing Payment (the “Closing Stock Payment”) shall be paid by the delivery of such number of ordinary shares of Parent, nominal value NIS 0.01 per share (the “Parent Ordinary Shares”), as is determined by dividing the Closing Stock Payment by the Closing Share Price. The balance of the Closing Payment, if any, shall be payable in cash (the “Closing Cash Payment”).

(b) At least three (3) Business Days prior to the Closing, the Stockholder shall deliver to the Buyer the Payoff Letters evidencing the Debt Payoff Amount. At the Closing, the Buyer shall (i) pay or cause to be paid to the Stockholder the Closing Cash Payment, if any, and (ii) deliver or cause to be delivered to the Stockholder a certificate representing the shares of Parent Ordinary Shares for the Closing Stock Payment.

2.2 Earn-Out Payment.

(a) As additional consideration for the Company Shares, the Stockholder shall be entitled to receive in accordance with this Section 2.2 the amount of Three Hundred Thousand Dollars ($300,000) (the “Earn-Out Payment”) subject to the achievement of either of the following milestones (each, a “Milestone”) on or prior to the twelve (12) month anniversary of the Closing Date (the “Milestone Date”):

(i) Parent’s Market Value equals or exceeds One Hundred Million Dollars ($100,000,000) for thirty (30) consecutive trading days at any time during the period from the Closing Date through the Milestone Date; or

(ii) The consolidated revenues of Parent, the Buyer and the Company for the twelve (12) months period commencing on August 1, 2008 (the “Consolidated Revenues”) equal or exceed Eight Million Dollars ($8,000,000) which revenues shall be calculated based on the principles set forth in Exhibit 2.2(a) attached hereto.

(b) If the Earn-Out Payment is earned pursuant to this Section 2.2(a), One Hundred Thousand Dollars ($100,000) of the Earn-Out Payment (the “Earn-Out Stock Payment”) shall be paid by the delivery of such number of Parent Ordinary Shares as is determined by dividing the Earn-Out Stock Payment by the Earn-Out Share Price and the balance of the Earn-Out Payment shall be payable in cash (the “Earn-Out Cash Payment”).

(c) If the Buyer determines that the Earn-Out Payment has not been earned as of the Milestone Date as a result of the Milestone set forth in Section 2.2(a)(ii) not having been satisfied, within sixty (60) days following the Milestone Date, the Buyer shall deliver to the Stockholder a written notice setting forth its calculation of the Consolidated Revenues (the “Milestone Notice”). The Stockholder shall have the right to review the calculation of the Consolidated Revenues for a period of twenty (20) days following the delivery of the Milestone Notice by the Buyer (the “Milestone Review Period”). The Buyer shall make the books and records used in preparing the calculation of the Consolidated Revenues available to the Stockholder at reasonable times and upon reasonable notice following the delivery of the Milestone Notice by the Buyer to the Stockholder hereunder. Notwithstanding the foregoing, the Buyer shall not be required to grant access or furnish information to the Stockholder or any of its representatives to the extent that such information is appropriately subject to an attorney/client or attorney work product privilege. The Stockholder shall have the right to object to the calculation of the Consolidated Revenues by notifying the Buyer in writing (the “Milestone Disagreement Notice”) of such objection (and the details thereof) and the Stockholder’s calculation of the Consolidated Revenues, prior to the expiration of the Milestone Review Period. If the Stockholder does not make any such objection prior to the expiration of the Milestone Review Period, the calculation of the Consolidated Revenues set forth in the Milestone Notice shall be determinative for purposes of this Section 2.2 and shall be final and binding on all parties.

(d) If the Stockholder delivers a Milestone Disagreement Notice to the Buyer prior to the expiration of the Milestone Review Period, the Stockholder and the Buyer shall, during the thirty (30) day period following the delivery of the Stockholder’s objection, attempt in good faith to resolve the matters to which the Stockholder objected. In the event the Stockholder and the Buyer cannot resolve all of such matters by the end of such thirty (30) day period, such parties shall promptly engage an independent public accounting firm (the “Independent Accountants”) to resolve any items not resolved by the Stockholder and the Buyer. The parties shall require the Independent Accountants, within thirty (30) days thereafter, to resolve only the matters objected to by the Stockholder and not resolved by the Stockholder and the Buyer with respect to the determination of the calculation of the Consolidated Revenues, and such determination by the Independent Accountants shall be determinative for purposes of this Section 2.2 and shall be final and binding, absent manifest error. The costs of the Independent Accountant shall be borne by the Buyer if the Consolidated Revenues are determined by the Independent Accountants to equal to or exceed Eight Million Dollars ($8,000,000); otherwise, the costs shall be borne by the Stockholder.

  (e) The Earn-Out Payment, if earned, shall be paid not later than ten (10) Business Days following the date that it is finally determined that the Earn-Out Payment is payable in accordance with the provisions of this Section 2.2. At the time of such payment, Parent and the Buyer shall (i) pay or cause to be paid to the Stockholder the Earn-Out Cash Payment and (ii) deliver or cause to be delivered to the Stockholder a certificate representing the shares of Parent Ordinary Shares for the Earn-Out Stock Payment.

2.3 Offset. Any payment to which the Stockholder becomes entitled to receive pursuant to this Agreement shall be subject to offset with respect to any amounts payable by the Stockholder pursuant to any provision of this Agreement or any other Related Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
STOCKHOLDER

Except as disclosed in the disclosure schedule, dated as of the date of this Agreement and delivered by the Company and the Stockholder to Parent and the Buyer (the “Company Disclosure Schedule”), the Company and the Stockholder, jointly and severally, hereby represent and warrant to Parent and the Buyer as follows:

3.1 Organization, Good Standing and Qualification; Organizational Documents. The Company is duly incorporated and validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company is duly qualified or licensed as a foreign corporation or other entity to do business and is in good standing under the Laws of each jurisdiction where the character of its assets and properties or the nature of its business makes such qualification or licensing necessary, all of which are listed in Section 3.1 of the Company Disclosure Schedule. The Company has all requisite power and authority, and is in possession of all Approvals necessary, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company has delivered to the Buyer complete and accurate copies of the Organizational Documents of the Company, as amended (if applicable) and in effect as of the date hereof. Such Organizational Documents are in full force and effect.

3.2 Subsidiaries; Investments. The Company does not have and has not, at any time since April 1, 2003 or, to the knowledge of the Company, at any time prior thereto, had any subsidiaries, nor does it own or has it, at any time since April 1, 2003 or, to the knowledge of the Company, at any time prior thereto, owned any capital stock or other proprietary interest, directly or indirectly, in any other Person.

3.3 Capitalization.

(a) The Stockholder has good and valid title to the Company Shares free and clear of all Liens and will deliver the Company Shares to the Buyer at the Closing free and clear of any Liens. The authorized capital stock of the Company consists of 10,000 shares of Common Stock, 800 of which (constituting all of the Company Shares) are issued and are outstanding. All outstanding shares of Common Stock of the Company are owned solely by the Stockholder and no other Person has at any time held any shares of capital stock of the Company since April 1, 2003, and to the knowledge of the Company, at any time prior to April 1, 2003.

(b) All of the Company Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable Laws. The Company has delivered to the Buyer accurate and complete copies of the stock certificates evidencing the Company Shares.

(c) There are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind (contingent or otherwise) that obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company.

(d) The Company has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities since April 1, 2003, and to the knowledge of the Company, at any time prior to April 1, 2003.

3.4 Authorization; Binding Obligation. The Company has all necessary corporate power and authority, and the Stockholder has all necessary personal power and authority, to execute and deliver this Agreement, each Related Agreement to which the Company or the Stockholder is a party and each other instrument or document required to be executed and delivered by it or him pursuant to this Agreement or any such Related Agreement, and to perform its or his respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement to which the Company is a party or to consummate the transactions so contemplated herein and therein. This Agreement has been, and each of the Related Agreements to which the Company or the Stockholder is a party, when executed and delivered by such Person, will be, duly and validly executed and delivered by such Person, and this Agreement constitutes, and each Related Agreement to which such Person is a party, when executed and delivered by such Person and each other party hereto and thereto, will constitute, a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).

3.5 Consents and Approvals. The execution and delivery by the Company and the Stockholder of this Agreement, the Related Agreements to which such Person is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by such Person do not, and the performance of this Agreement, the Related Agreements to which such Person is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by such Person shall not, require such Person to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

3.6 No Violation. The execution and delivery by the Company and the Stockholder of this Agreement, the Related Agreements to which such Person is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by such Person do not, and the performance of this Agreement, the Related Agreements to which such Person is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by such Person, will not, (a) conflict with or violate the Organizational Documents of the Company, (b) conflict with or violate any Law or Order applicable to such Person, or by which any of its properties are bound or affected, or (c) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to any other party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of such Person pursuant to, any Contract to which such Person is a party or is otherwise bound, or any Approval to which such Person is a party or by which such Person or any of its properties are bound or affected.

3.7 Approvals and Orders; Permits. The Company has obtained any and all Approvals and Orders that are required by any Law or otherwise necessary to enable the Company to (i) conduct the business of the Company as heretofore conducted and (ii) obtain reimbursement from any Payment Program for its services (collectively, the “Permits”).  Section 3.7 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Permits. The Permits are, and after giving effect to the consummation of the transactions contemplated hereby, will continue to be, valid and in full force and effect and no violations exist in respect thereof. None of the Permits are subject to any Lien, limitation, restriction, probation or other qualification and there is no default under any Permit or, to the knowledge of the Company, any basis for the assertion of any default thereunder. The Company has taken all commercially reasonable actions to maintain the Permits, and there has been no decision by the Company not to renew any Permits. There is no Action pending or, to the knowledge of the Company, threatened that could result in the termination, revocation, limitation, suspension, restriction, lapse or impairment of any Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Permit or, to the knowledge of the Company, any basis therefor. The Company has, and has had at all relevant times, all Approvals that are or were necessary in order to operate the Company. All Permits are validly held by the Company, and the Company has complied with the terms and conditions of each Permit held by it. The Company has delivered to the Buyer true copies of all the Permits.

3.8 Title to and Condition of Properties; Sufficiency of Assets.

(a) The Company is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, or has a valid leasehold in or a valid license to use, all of the assets and properties, tangible or intangible, used or held by the Company, free and clear of all Liens. All tangible assets and personal property of the Company included in the assets and properties of the Company have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear and there has not been any interruption of the operations of the business of the Company due to the condition of any such assets or properties. Section 3.8 of the Company Disclosure Schedule sets forth a list of all personal property used by the Company that is material to the operation of the Company.

(b) The assets and properties of the Company, including all assets and properties held under the Personal Property Leases, Real Property Leases and License Agreements, comprise all assets, properties, rights and Contracts used in operating the Company, which are all of the assets, properties, rights and Contracts necessary for the Buyer to operate the Company following the Closing in the manner in which the Company is currently operated.

3.9 Financial Statements.

(a) Section 3.9 of the Company Disclosure Schedule contains the following financial statements (collectively, the “Financial Statements”):

(i) the internally-prepared balance sheet of the Company as of June 30, 2008 (the “Interim Balance Sheet”) and the related statement of income for the nine-month period then ended (collectively, the “Interim Financial Statements”); and

(ii) the internally-prepared balance sheets of the Company as of September 30, 2007 and September 30, 2006 and the related statements of income for the twelve-month period then ended.

(b) The Financial Statements were prepared in accordance with the books and records of the Company, are complete and correct in all material respects and fairly and accurately present the financial condition of the Company as of the dates indicated and the results of operations of the Company for the respective periods indicated, and have been prepared in accordance with the accounting principles set forth in Section 3.9(b) of the Disclosure Schedule. The Working Capital of the Company at Closing shall not be materially different than the Working Capital calculated in accordance with the Interim Balance Sheet.

3.10 No Undisclosed Liability. Except as and to the extent the amounts are specifically accrued or disclosed in the Interim Financial Statements or set forth in Section 3.10(i) of the Company Disclosure Schedule, the Company does not have any Liabilities, whether or not required by GAAP to be reflected in the Interim Financial Statements, except for Liabilities of the nature that are required by GAAP to be disclosed in the Company’s balance sheet that were incurred in the ordinary course of business and consistent with past practice since the date of the Interim Balance Sheet. Except as specifically set forth in Section 3.10(ii) of the Company Disclosure Schedule, at the time of the Closing, the Company shall not have any Indebtedness.

3.11 Absence of Certain Events. Since January 1, 2008 through the date hereof, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been any change, event, loss, development, damage or circumstance which has had or would reasonably be expected to have a Company Material Adverse Effect (a “Company Material Adverse Change”).

3.12 Real Property.

(a) The Company does not own, nor has it owned at any time since April 1, 2003 or, to the knowledge of the Company, at any time prior thereto, any real property. Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all real property that is leased by the Company (the “Leased Real Property”), and (ii) all leases and subleases to which the Company is a party or is otherwise bound pursuant to which the Company leases or subleases real property to any other Person (such leases, collectively with the leases and subleases covering Leased Real Property, the “Real Property Leases”). The Company is the owner and holder of all leasehold estates purported to be granted by each such lease. All Real Property Leases are in full force and effect and are the legal, valid and binding obligation of the Company and of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor, to the knowledge of the Company, the other party or parties thereto is or are in material default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default by the Company or, to the knowledge of the Company, the other party or parties thereto of any of the foregoing. No consent of, or notice to, any third party is required under any Real Property Lease as a result of or in connection with, and the enforceability of any such Real Property Lease will not be affected by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby. The Company has delivered to the Buyer complete and accurate copies of all Real Property Leases, including all amendments thereto.

(b) The Company holds its leasehold estate to all Leased Real Property free and clear of all Liens, claims or rights of any third parties and the possession of the Leased Real Property (collectively, the “Premises”) by the Company has not been disturbed and no claim has been asserted against the Company adverse to its rights in such Premises. All improvements, fixtures and structures on the Premises and the current uses of the Premises conform in all material respects to all applicable Laws, including building, zoning, health, safety and other Laws, and applicable zoning Laws permit the presently existing improvements and the conduct and continuation of the business of the Company as being conducted on the Premises. All improvements, mechanical equipment, fixtures and operating systems included in the Premises are in good operating condition and repair (ordinary wear and tear excepted) and there does not exist any condition which interferes with the economic value or use of such property and improvements.

(c) The Company has not granted any leases or licenses, nor created any tenancies, affecting the Premises. There are no other parties in possession of any portion of the Premises as trespassers or otherwise.

(d) The Company is not a party to or is otherwise bound by, nor is any of the Premises subject to, any Contract requiring it to pay any commissions or other compensation to any brokers or agents in connection with any of the Premises, and has had no dealings with any broker or agent with respect to the Premises upon which any such broker or agent would be entitled to a commission or other compensation.

(e) To the knowledge of the Company, (i) there are no Laws or Orders now in existence or under active consideration by any Governmental Authority which would reasonably be expected to require the tenant of any Leased Real Property to make any expenditure in excess of $5,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) the Company shall not be required to expend more than $10,000 in the aggregate under all Leases to restore the Leased Real Property at the end of the term of the Leases to the condition required under the Leases (assuming the conditions existing in such Leased Real Property as of the Closing Date).

3.13 Personal Property Leases. Section 3.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all personal property that is leased by the Company (the “Leased Personal Property” and, the leases covering the Leased Personal Property, collectively, the “Personal Property Leases”). The Company is the holder of the leasehold interests purported to be granted by each Personal Property Lease, and all Personal Property Leases are in full force and effect in accordance with the terms thereof and are the legal, valid and binding obligation of the Company and of each other party thereto enforceable in accordance with their respective terms (except as limited by the Enforceability Exceptions), and neither the Company nor, to the knowledge of the Company, the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default by the Company or, to the knowledge of the Company, the other party or parties thereto of any of the foregoing. No consent of, or notice to, any third party is required under any Personal Property Lease as a result of or in connection with, and the enforceability of any such Personal Property Lease will not be affected by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby. The Company has delivered to the Buyer complete copies of all Personal Property Leases, including all amendments thereto.

3.14 Environmental Matters.

(a) The Company has complied and is in compliance with all Environmental Laws, which compliance includes the possession by the Company of all Approvals required under Environmental Laws and compliance with the terms and conditions thereof. Section 3.14(a) of the Company Disclosure Schedule includes a list of all of the Company Approvals required under Environmental Laws. There is no Action pending or, to the knowledge of the Company, threatened or other notice of violation, formal administrative proceeding or written information request by any Governmental Authority, nor has the Company received notice of any investigation by any Governmental Authority relating to any Environmental Law nor any other notice from a Governmental Authority or any other Person alleging that the Company is not in compliance with any Environmental Law or Approval required under any Environmental Law or has any Liability under any Environmental Law or for the remediation of any Materials of Environmental Concern at any property.

(b) There have been no releases by the Company or any of its Affiliates of any Materials of Environmental Concern into the environment at any real property or facility formerly or currently owned or operated by the Company or any of its Affiliates. The Company does not have knowledge of any release by any other Person of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently operated by the Company or any of its Affiliates.

(c) To the knowledge of the Company, there are no facts, circumstances or conditions existing at any facilities owned or operated by the Company or any of its Affiliates, including the release of any Materials of Environmental Concern, that would reasonably be expected to give rise to any Liability or result in a claim against the Company or any of its Affiliates under any Environmental Law.

(d) Set forth in Section 3.14(d) of the Company Disclosure Schedule is a complete and accurate list of all environmental reports, investigations or audits (whether in hard copy or electronic form) relating to premises currently or previously owned or operated by the Company or any of its Affiliates (whether conducted by or on behalf of the Company or any of its Affiliates or a third party, and whether done at the initiative of the Company or an Affiliate or directed by a Governmental Authority or other third party) of which the Company has possession. A complete and accurate copy of each such document has been provided or made available to Parent.

3.15 Legal Proceedings. There is no Action pending or, to the knowledge of the Company, threatened by or against the Company or any of its officers or directors (in their capacities as such), and the Company has not received any claim, complaint, incident, report, threat or notice of any such Action. Section 3.15 of the Company Disclosure Schedule sets forth all Actions against the Company or its officers or directors (in their capacities as such) that have been concluded or settled during the past five (5) years. There are no outstanding Orders against or involving or affecting the Company, and the Company is not in default with respect to any such Order.

3.16 Compliance with Laws.

(a) The Company is, and at all times during the preceding five (5) years has been, in compliance with all Laws, including (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”) or any applicable state self-referral Law, (ii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”) or any applicable state anti-kickback Law, (iii) the Federal False Claims Act, 31 U.S.C. § 3729 or any applicable state false claim or fraud Law, (iv) applicable privacy and security standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 at 42 C.F.R. part 164 (“HIPAA”) and all applicable state and federal Laws regarding the privacy and security of protected health information under HIPAA and other confidential patient information, and (v) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a. Without limiting the foregoing, neither the Company nor any current or former director, officer, employee, or Affiliate of the Company has, during the past five (5) years, received or been subject to any Action by any Governmental Authority or other Person alleging any violations of Laws and, to the knowledge of the Company, no Action alleging any violation of any Laws by the Company is threatened against the Company. The Company has not, during the preceding five (5) years, conducted any internal investigation, inquiry or review in connection with which the Company retained outside legal counsel for the purpose of conducting or assisting with such investigation, inquiry or review with respect to any actual, potential or alleged violation of any Law by the Company. No Governmental Authority has at any time since April 1, 2003, or, to the knowledge of the Company, at any time prior thereto, challenged or questioned the legal right of the Company to market, offer or sell its services in the present manner or style thereof.

(b) The Company has at all times since April 1, 2003 and, to the knowledge of the Company, at all times prior thereto, complied with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered, accessed, collected or used in the course of the operations of the Company, including HIPAA and all applicable state and federal Laws regarding the privacy and security of protected health information and other confidential patient information. The Company has the necessary agreements with all of the Company’s “business associates” (as such term is defined by and as such agreements are required by the Privacy Rule adopted under HIPAA). No Action has been asserted or, to the knowledge of the Company, has been threatened against the Company alleging a violation of any Person’s privacy, personal information or data rights. The Company has at all times since April 1, 2003 and, to the knowledge of the Company, at all times prior thereto, complied in all material respects with all rules, policies and procedures established by the Company from time to time and as applicable with respect to privacy, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company. No Actions have been asserted or, to the knowledge of the Company, threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures. The consummation of the transactions contemplated by this Agreement by the Stockholder and the Company will not breach or otherwise cause any violation of any Law related to privacy, data protection or the collection and use of personal information and user information gathered or accessed from then current users (at the time of consummation of the transactions contemplated by this Agreement) in the course of the operations of the Company.

(c) With respect to all personal and user information described in Section 3.16(b), the Company has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of such information. The Company maintains systems and procedures reasonably intended to respond to complaints received alleging violation of third party content rights.

(d) (i) No unrecorded fund or asset of the Company has been established for any purpose, (ii) no accumulation or use of corporate funds of the Company has been made without being properly accounted for in the books and records of the Company, (iii) no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment, and (iv) neither the Company nor any Person associated with or acting for or on behalf of the Company has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other illegal payment to any Person, private or public, regardless of form, whether in money, property or services, (A) to obtain favorable treatment for the Company in securing business, (B) to pay for favorable treatment for business secured for the Company, (C) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company, or (D) otherwise for the benefit of the Company in violation of any Law. The Company has not, nor has any of its directors, officers, employees or agents, directly or indirectly, accepted or agreed to any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

(e) Each Employee or agent of the Company required to be licensed by an applicable Governmental Authority, professional body or medical body has such licenses, such licenses are in full force and effect and, to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in any such licenses being suspended, revoked or otherwise to lapse.

(f) Neither the Company nor, to the knowledge of the Company, any of its current or former directors, officers, employees or Affiliates has been excluded, suspended, debarred or otherwise sanctioned by any Governmental Authority, including without limitation the Department of Health and Human Services Office of the Inspector General or the General Services Administration.

(g) No material notice, citations, suspension, revocation, limitation, warning, audit finding, request or communication issued by a Governmental Authority has been received by the Company or, to the knowledge of the Company, any Employee or agent that has not been resolved to the applicable Governmental Authority’s satisfaction, without the imposition of any fines or penalties.

3.17 Employment Matters.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employees as of the date hereof and each such Employee’s (i) rate of pay or annual compensation (including actual or potential bonus payments), (ii) title(s), (iii) status of employment or engagement, (iv) date of hire or engagement, (v) annual vacation, sick and other paid time off allowance, (vi) amount of accrued vacation, sick and other paid time off, (vii) description of other fringe benefits, and (viii) terms of severance benefits. Section 3.17(a) of the Company Disclosure Schedule also identifies each Employee who is not fully available to perform his or her duties as a result of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service. Each Employee is a resident of the United States. There are no severance pay, continuation pay, termination or indemnification Contracts between the Company and any current or former Employee of the Company.

(b) The Company is not delinquent in payments to any of its Employees for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them, or any amounts required to be reimbursed to any such Employee. Upon termination of employment or engagement of any Employee, neither the Company nor any of its Affiliates will, by reason of anything done prior to the Closing, be liable to any Employee for so called “severance pay” or any other similar payments, and, to the Company’s knowledge, there are no circumstances whereby any current or former Employee may demand payment or compensation in connection with the termination of his or her employment. No current Employee has informed the Company that such individual intends to terminate his or her employment or engagement with the Company.

(c) Neither the Company nor, to the knowledge of the Company, any Employee is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or common law duty of loyalty) relating to the relationship of such Employee with the Company or has been notified that such Employee may be in violation of any such Contract or other legal obligation.

(d) The Company is not party to any collective bargaining Contracts or other Contracts with any labor unions or other representatives of the Employees of the Company (a “Labor Contract”). No labor union, organization or other representative has been certified or recognized as the collective bargaining representative of any Employees of the Company. There are no union organizing campaigns or representation proceedings or campaigns in process or, to the Company’s knowledge, threatened with respect to any Employees. There are no existing or threatened labor strikes, work stoppages, organized slowdowns, unfair labor practice charges or complaints or labor arbitration proceedings affecting any Employee of the Company nor has the Company experienced any of the foregoing within the past two (2) years.

(e) There are no unfair labor practice complaints or other Actions pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board, any Court or any Governmental Authority concerning any Employee. There are no complaints or other Actions pending or, to the knowledge of the Company, threatened by or on behalf of any Employee alleging breach of any express or implied Contract.

3.18 Employee Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth all Employee Benefit Plans under which current or former Employees of the Company (or their beneficiaries) are eligible to participate or derive a benefit. The Company has delivered to the Buyer (i) correct and complete copies of all the Employee Benefit Plans, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (iii) if any Employee Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of such Employee Benefit Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan; (v) all written Contracts relating to each Employee Benefit Plan, including administrative service agreements and group insurance contracts; (vi) all correspondence to or from any Governmental Authority relating to any Employee Benefit Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Benefit Plan; (x) all discrimination tests required under the Code for each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) The Company has performed in all material respects the obligations required to be performed by it under each Employee Benefit Plan and is not in default or violation of, and the Company has no knowledge of any default or violation by any other party to, the terms of any Employee Benefit Plan, and each Employee Benefit Plan has been established and maintained substantially in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan. There are no claims or Actions pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits), against any Employee Benefit Plan or against the assets of any Employee Benefit Plan. Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Buyer or the Company (other than liability arising under applicable Laws or liability for ordinary administration expenses). There are no audits, inquiries or Actions pending or, to the knowledge of the Company, threatened, with the IRS, DOL, or any other Governmental Authority with respect to any Employee Benefit Plan. The Company has never incurred any penalty or tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Employee Benefit Plan.

(c) The Company has never maintained, established, sponsored, participated in, or contributed to any: (i) a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA. The Company has never maintained, established, sponsored, participated in or contributed to, any “pension plan” in which stock of the Company is or was held as a plan asset.

(d) No Employee Benefit Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Laws.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan, agreements with Employees, trust or loan that will (either alone or in connection with any other circumstance or event) result in any payment (whether of severance pay, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

3.19 No Brokers. Neither the Company, nor any of its Employees, officers, directors or agents, has employed or engaged, either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

3.20 Taxes.

(a) All Taxes payable by the Company, attributable to all taxable periods ending before the Closing Date, have been timely paid; all federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company with respect to any such Taxes have been timely filed, and all such Tax Returns are complete and correct; all Taxes that the Company is or was required by Law to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority; no unpaid Tax deficiency has been asserted against the Company and the Company has not received notice of any such assertion; the Company has not been informed by any jurisdiction that such jurisdiction believes that the Company is or was required to file any Tax Return that was not filed.

(b) The Company has not executed or entered into any ruling or agreement with any Governmental Authority regarding Taxes or has agreed to make any adjustment to its income or deductions pursuant to a change in its method of accounting.

(c) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and no withholding pursuant to Section 1445 of the Code will be required in connection with this Agreement or the transactions contemplated hereby. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person (other than the Company) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(d) There are no Liens with respect to Taxes upon any of the assets or properties of the Company.

(e) Section 3.20(e) of the Company Disclosure Schedule lists all Tax Returns of the Company filed for taxable periods ended on or after January 1, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject to audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since January 1, 2002.

(f) The Company has not requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax and no extension or waiver of time within which to file any Tax Return of, or applicable to, the Company has been granted or requested which has not since expired. No Tax Return of the Company is currently being audited by any Governmental Authority and no examination or audit of any such Tax Return is currently threatened by any Governmental Authority.

(g) Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business of the Company.

(h) The Company has not made any payments, is not obligated to make any payments, or is not a party to any Contract that under any circumstances would reasonably be expected to obligate it to make any payments that will not be deductible under Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(j) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

3.21 Contracts.

(a) Section 3.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts to which the Company is a party or is otherwise bound or by which any assets or properties of the Company is subject (and with respect to any oral Contract provides a complete description of the terms of such Contract) (collectively, the “Company Contracts”), including, without limitation, the following Company Contracts:

(i) all notes, loans, credit agreements, mortgages, indentures, security agreements, operating leases, capital leases and other Contracts relating to Indebtedness and any Contract of suretyship or guaranty;

(ii) all employment, consulting and independent contractor Contracts, and all bonus, commission, compensation, pension, insurance, retirement, deferred compensation and other plans, Contracts and other arrangements for the benefit of any employee of the Company;

(iii) all Contracts involving an annual payment to or by the Company from or to any Person in excess of $2,500 individually or $5,000 in the aggregate with respect to all Contracts with such Person;

(iv) any Contract for the provision of laboratory services to the top twenty (20) customers of the Company, measured by revenue for the period from April 1, 2007 to June 30, 2008;

(v) all Contracts for capital expenditures;

(vi) all joint venture, partnership or other Contracts involving a share of profits or losses with another Person;

(vii) all Contracts with any Affiliate of the Company;

(viii) all Contracts that (A) limit the ability of the Company or any Affiliate of, or successor to, the Company, or, to the Company's knowledge, any executive officer of the Company, to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company or any Affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of any of its material requirements or needs in any respect, (C) limit or purports to limit the ability of the Company or any Affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto, (D) require the Company or any Affiliate of, or successor to, the Company to provide to the other parties thereto “most favored nations” pricing or (E) require the Company or any Affiliate of, or successor to, the Company to market or co-market any products or services of a third party (other than any customer of the Company);

(ix) all Contracts for the purchase or sale of any asset or property of the Company in excess of $2,500 individually for any Person or $5,000 in the aggregate for all Contracts with such Person;

(x) all Contracts granting or permitting any Lien on any of the assets or properties of the Company;

(xi) all Contracts with any vendors, suppliers or contractors regarding any and all equipment of the Company; and

(xii) any other Contracts material to the Company.

(b) The Company has delivered to the Buyer complete and accurate copies of the Company Contracts. The Company is not in default in any material respect under the terms of any Company Contract and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute a default by the Company, nor has the Company received any notice of any default under any Company Contract. To the knowledge of the Company, no other party to any Company Contract is in default under the terms thereof, and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute a default by any such party, nor has the Company received any notice of any default by any such party.

(c) The Company Contracts are in full force and effect and are valid and binding obligations of the Company and the other parties thereto, except as limited by the Enforceability Exceptions. The Company has not received any notice from any other party to a Company Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor is there any reasonable basis therefor.

(d) No consent of, or notice to, any third party is required under any Company Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Company Contract will be affected by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby, including without limitation the requirement for a transfer fee or new deposit, or termination thereof.

3.22 Transactions With Affiliates. Section 3.22 of the Company Disclosure Schedule lists all Contracts or transactions to or by which the Company, on the one hand, and any of its Affiliates or officers, directors or the Stockholder of the Company or any of its Affiliates or family members, on the other hand, are or have been a party or otherwise bound or affected and that (i) were entered into since January 1, 2002, (ii) are currently pending or in effect or (iii) involve continuing Liabilities that, individually or in the aggregate, have been or will be material to the Company other than indemnification, compensatory or employment-related Contracts or “employee benefit plans” (within the meaning of Section 3(3) of ERISA). Neither the Stockholder (other than indirectly through ownership of the Company), nor any officer, director or, to the knowledge of the Company, employee of the Company, or, to the knowledge of the Company, any immediate family member or Affiliate of the Stockholder or any such officer, director or employee, (i) owns, directly or indirectly, any interest in (x) any assets or properties of the Company or (y) any Person that is a supplier, customer, vendor or competitor of the Company, (ii) serves as an officer, director or employee of any Person that is a supplier, customer, vendor or competitor of the Company or (iii) is a debtor or creditor of the Company.

3.23 Insurance. The Company is, and will through the Closing Date be, insured with responsible insurers against risks normally insured against by similar businesses in the industry under similar circumstances. Section 3.23 of the Company Disclosure Schedule lists, by type, carrier, policy number, limits, premium and expiration date, all insurance coverage carried by the Company, together with a history of all claims made by the Company thereunder during the past five (5) years, which insurance will remain in full force and effect in accordance with policy terms, with respect to all events occurring prior to the Closing Date. Section 3.23 of the Company Disclosure Schedule also states whether each such policy is carried on a “claims made” or “occurrence” basis. All such insurance policies are owned by and payable solely to the Company and all premiums with respect thereto are currently paid and will be paid through the Closing Date. The Company has not failed to give any notice of any material claim under any such policy or binder in due and timely fashion, has not received notice of cancellation or non-renewal of any such policy or binder and has knowledge of any threatened or proposed cancellation or non-renewal of any such policy or binder, and the Company is otherwise in compliance with the terms of such policies. The Company has not, during the past five (5) years, been denied or had revoked, cancelled, non-renewed or rescinded any policy of insurance.

3.24 Intellectual Property.

(a) Section 3.24(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign Patents, Trademarks (including Internet domain name registrations and unregistered Trademarks) and registered Copyrights of the Company, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). All registered and applied for Trademarks, Patents and Copyrights are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within one hundred eighty (180) days after the Closing Date. No such Trademark has been or is now involved in any cancellation proceeding and, to the knowledge of the Company, no such Action is threatened with respect to any of such Trademarks. All Trademarks have been in continuous use by the Company since they were first used by the Company. There has been no prior use of such Trademarks by any Person which would confer upon such Person superior rights in such Trademarks; and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications. No Patent has been or is now involved in any litigation, infringement, interference, reissue, re-examination, opposition, invalidity or nullity proceeding. No Copyright registration or copyrightable work of the Company has been or is now involved in any litigation. To the knowledge of the Company, there are no potentially conflicting Trademarks or potentially interfering Patents of any third party.

(b) Section 3.24(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property (“Licensed Intellectual Property”), whether the Company is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, orders, settlements, indemnification or similar obligations relating to any Licensed Intellectual Property to which the Company is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Licensed Intellectual Property covered thereby. The License Agreements are valid and binding obligations of the Company and of each other party thereto enforceable in accordance with their respective terms, and neither the Company nor the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by the Company or the other party or parties thereto of any of the foregoing. No consent of, or notice to, any Person is required under any License Agreement as a result of or in connection with, and the terms or enforceability of any License Agreement will not be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

(c) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements set forth in Section 3.24(c) of the Company Disclosure Schedule. All inventions, discoveries, trade secrets, ideas and works, whether or not patented or patentable or otherwise protectable under Law, created, prepared, developed or conceived by employees or independent contractors of the Company are the exclusive property of the Company and were either created, prepared, developed or conceived by (i) employees of the Company within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to the Company pursuant to enforceable written agreements.

(d) The Company owns exclusively all Intellectual Property purported to be owned by the Company, and has a valid, enforceable, freely transferable and sufficient right to use all Intellectual Property licensed by the Company, free and clear of all Liens.

(e) Neither the use of any of the Intellectual Property nor the operation of the Company has, does or will, when conducted in substantially the same manner following the Closing, infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person or constitute unfair trade practices. The Company has not received notice of any allegation that the use of any Intellectual Property or the operation the Company as currently conducted or proposed to be conducted would infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person, and the Company is not aware of any basis for such a claim. To the knowledge of the Company, no Person is misappropriating, infringing, violating or making unlawful use of any Intellectual Property. There is no Action pending or, to the knowledge of the Company, threatened alleging that the conduct of the Company infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any other Person, nor is the Company aware of any basis for such a claim. The Company has not threatened to bring and the Company has not brought any Action regarding the ownership, use, validity or enforceability of any Intellectual Property.

(f) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s ownership or other rights in and to any of the Intellectual Property or under any of the License Agreements, require the Company to grant to any third party any right to any Intellectual Property or obligate the Company to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Intellectual Property.

(g) The Company has taken all reasonable steps in accordance with normal industry practice to protect the Intellectual Property, including all rights in confidential information and Trade Secrets included in the Intellectual Property. Except pursuant to enforceable confidentiality obligations in favor of the Company, there has been no disclosure of any confidential information or Trade Secrets included in the Intellectual Property. No current or former employee, consultant, contractor or potential partner or investor of the Company is in unauthorized possession of any of the Trade Secrets included in the Intellectual Property.

(h) The Intellectual Property represents all the intellectual property used and necessary in connection with the operation of the Company as currently conducted and proposed to be conducted.

(i) Section 3.24(i) of the Company Disclosure Schedule describes all databases used by the Company (the “Databases”). Following the Closing, the Databases will have at least the same information and functionality as exists prior to the Closing. No Person (other than the Company) has any right, title or interest in or to any of the information contained in any of the Databases and the Company has not sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information. The Company has complied and is in compliance with all applicable privacy Laws, and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy Laws. The Company has the right to sell and assign all of its rights in and to the Databases and all information contained therein, and any such sale and assignment will not violate any privacy policy applicable to any Personally Identifiable Information contained therein at the time it was collected.

3.25 Payment Programs. Section 3.25 of the Company Disclosure Schedule sets forth all Payment Programs in which the Company has participated at any time during the past five (5) years (the “Company Payment Programs”). The Company is a participating provider, in good standing, in each of the Company Payment Programs. No civil, administrative or criminal proceedings relating to the Company’s participation in any Payment Program, are pending or, to the knowledge of the Company, threatened or reasonably foreseeable, nor has any such proceeding concluded in the past five (5) years. The Company is not subject to, nor has the Company been subject to in the past five (5) years, any pre-payment utilization review or other utilization review by any Payment Program. No Payment Program is currently requesting or has requested in the past five (5) years or, to the knowledge of the Company, is threatening or has in the past five (5) years threatened any recoupment, refund, or set-off from the Company in excess of $5,000. No Payment Program has imposed any fine, penalty or other sanction on the Company in the past five (5) years. The Company has not been excluded in the past five (5) years from participation in any Payment Program. The Company has not submitted to any Payment Program any false or fraudulent claim for payment.

3.26 Customers. Section 3.26 of the Company Disclosure Schedule sets forth a complete and accurate list of the twenty (20) largest customers of the Company (based on revenues) during the twelve-months ended March 31, 2008, indicating the aggregate amounts paid by each such customer during such period and any existing Contracts with respect to such customers. Since April 1, 2007, none of such customers has canceled, terminated or otherwise materially altered its relationship with the Company or notified the Company of any intention to do so or otherwise threatened to cancel, terminate or materially alter its relationship with the Company. Since April 1, 2007, there has been no material reduction in the rate or amount of purchases or material decrease in the prices paid by such customers, taken as a whole.

3.27 Accounts Receivable and Accounts Payable.

(a) All accounts receivable of the Company (i) have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, (ii) represent valid and enforceable obligations, (iii) to the knowledge of the Company, will be fully collected in the aggregate face amounts thereof (less estimated contractual allowances and an allowance for bad debts, in each case, in such amounts as are determined in a manner consistent with GAAP) when due without resort to litigation and without offset or counterclaim, and (iv) are owned by the Company free and clear of all Liens. No discount or allowance from any receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services.

(b) All accounts payable and accrued expenses to be assumed by the Buyer pursuant to this Agreement have arisen in the ordinary course of business, and no such account payable is, or as of the Closing Date will be, delinquent in its payment.

3.28 Books and Records. The books and records of the Company delivered or made available to Parent and the Buyer are complete and accurate and reflect the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with prudent business practices. The minute books of the Company delivered to the Buyer contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Stockholder, the Board of Directors (or similar governing body) of the Company (and any committees thereof) since the time of incorporation of the Company.

3.29 Internal Controls. The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) that transactions, receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors of the Company, and (iv) regarding prevention or timely detection of the unauthorized access, acquisition, use or disposition of their respective assets. The Company has provided Parent and the Buyer with true, correct and complete copies of any correspondence with outside accounting firms relating to reviews, audits or other procedures with respect to the Company’s financial statements and internal controls.

3.30 Bank Accounts; Powers of Attorney. Section 3.30 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of (i) all bank accounts and safe deposit boxes of the Company and all Persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons holding general or special powers of attorney from the Company and a summary of the terms thereof.

3.31 Investment Representations. The Stockholder:

(a) agrees that he shall acquire all Parent Ordinary Shares issued pursuant to this Agreement (the “Shares) for investment and for the Stockholder’s own account and not as a nominee or agent for any other Person and with no present intention of distributing or reselling such Shares or any part thereof in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” Laws;

(b) understands (A) that the Shares have not been registered for sale under the Securities Act or any state securities or “blue-sky” Laws in reliance upon exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the investment intent of the Stockholder as expressed herein, (B) that the Shares must be held indefinitely and not sold until such shares are registered under the Securities Act and any applicable state securities or “blue-sky” Laws, unless an exemption from such registration is available, (C) that, except as set forth in this Agreement (including without limitation in Section 5.11 hereof), Parent is under no obligation to so register the Shares and (D) that the certificates evidencing any Shares not so registered will be imprinted with a legend that prohibits the transfer of such Shares, except as provided in this Agreement or otherwise in reliance upon one or more exemptions from registration available under the Securities Act and/or any state securities or “blue-sky” Laws;

(c) has had an opportunity to ask questions of and has received satisfactory answers from the officers of Parent or persons acting on Parent’s behalf concerning Parent and the terms and conditions of an investment in the Shares;

(d) has reviewed Parent Reports;

(e) has knowledge of Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the Shares;

(f) understands that an investment in the Shares involves a substantial degree of risk and acknowledges that no representation has been made regarding the future performance of Parent or the future market value of the Shares;

(g) has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally, is capable of evaluating the merits and risks of acquiring and holding the Shares, is able to bear the economic risk of an investment therein in the amount contemplated and can afford to suffer a complete loss of its investment in the Shares acquired by the Stockholder; and

(h) is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

3.32 Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to the Buyer by or on behalf of the Company or the Stockholder pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact within the knowledge of the Company or the Stockholder that has not been disclosed in this Agreement and which could have a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE BUYER

Parent and the Buyer, jointly and severally, hereby represent and warrant to the Company and the Stockholder as follows:

4.1 Organization, Good Standing and Qualification. Each of Parent and the Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2 Ownership of the Buyer; No Prior Activities. The Buyer is a direct, wholly-owned subsidiary of Parent.

4.3 Authorization; Binding Obligation. Each of Parent and the Buyer has all necessary corporate power and authority to execute and deliver this Agreement, each Related Agreement to which Parent or the Buyer is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and the Buyer of this Agreement and each Related Agreement to which Parent or the Buyer is a party, the performance of their respective obligations hereunder and thereunder, and the consummation by Parent and the Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all action on the part of Parent and the Buyer and no other corporate proceedings on the part of Parent and the Buyer are necessary to authorize this Agreement or any Related Agreement to which such Person is, or will become, a party or to consummate the transactions so contemplated herein and therein. This Agreement has been duly and validly executed and delivered by Parent and the Buyer, and each Related Agreement to which Parent or the Buyer is a party, when executed and delivered by Parent or the Buyer, will be duly and validly executed and delivered by such Person, and this Agreement constitutes, and each Related Agreement to which Parent or the Buyer is a party, when executed and delivered by Parent or the Buyer and each other party hereto and thereto, will constitute, a legal, valid, and binding obligation of Parent and the Buyer, enforceable against such Person in accordance with their respective terms, except as limited by the Enforceability Exceptions.

4.4 Valid Issuance of Parent Ordinary Shares. The Parent Ordinary Shares issuable pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free and clear of restrictions on transfer (including any preemptive rights), other than restrictions on transfer under this Agreement and under applicable securities Laws.

4.5 Consents and Approvals.  No Approval of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person on the part of Parent or the Buyer is required in connection with the consummation of the transactions contemplated by this Agreement, except for such filings as are required pursuant to applicable securities Laws, which filings will be effected within the required statutory period, and except for such Approvals which, if not obtained, would not reasonably be likely to have a material adverse effect on Parent’s or the Buyer’s ability to consummate the transactions contemplated hereby.

4.6 Litigation. There is no Action pending, or to the knowledge of Parent or the Buyer, currently threatened against Parent or the Buyer, that questions the validity of this Agreement or any of the Related Agreements to which Parent or the Buyer is a party or the right of Parent or the Buyer to enter into this Agreement or any of the Related Agreements to which Parent or the Buyer is a party or to consummate the transactions contemplated hereby or thereby.

4.7 Parent Reports. Complete and accurate copies, as amended or supplemented, of Parent’s (a) Annual Report on Form 20-F for the fiscal year ended December 31, 2006, as filed with the SEC, and (b) all other reports filed by Parent under the Exchange Act with the SEC since January 1, 2008 (such reports are collectively referred to herein as the “Parent Reports”) are available on the web site maintained by the SEC at http://www.sec.gov. As of their respective filing dates, none of the Parent Reports (as amended through the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Parent Reports complied when filed in all material respects with the then applicable requirements of the Exchange Act, and the rules and regulations promulgated by the SEC thereunder. The financial statements of Parent included in the Parent Reports, complied as to form in all material respects with the then applicable accounting requirements as set forth in the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto) and fairly present in all material respects the financial position of Parent as at the dates thereof and the results of its operations for the periods then ended, except as otherwise noted therein.

4.8 No Brokers. Neither Parent nor the Buyer nor any of their respective employees, officers, directors or agents has employed or engaged, either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Conduct of Business Pending Closing. The Company and the Stockholder covenant and agree that, between the date hereof and the Closing Date, or the earlier termination of this Agreement, except as otherwise expressly provided by this Agreement, the Company will, and the Stockholder will cause the Company to, conduct its business only in the ordinary course consistent with past practice and, except without prior written consent of Parent and the Buyer or except as expressly provided for by this Agreement, the Company will not:

(a) declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, on any share of capital stock;

(b) split, combine or reclassify its outstanding shares of capital stock, issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

(c) acquire (including, without limitation, by merger, consolidation, or acquisition of stock, assets or Intellectual Property or any other business combination) any corporation, partnership, other business organization or any division thereof or any of assets or Intellectual Property outside the ordinary course of business;

(d) incur any Indebtedness, issue or sell any debt securities or prepay any debt, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances other than employee travel advances made in the ordinary course of business;

(e) assign, lease, license, mortgage, pledge or otherwise subject to any Lien any of its assets or properties;

(f) forgive, cancel, compromise, waive or release any debts, claims or rights;

(g) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement which are set forth in Section 5.1(g) of the Company Disclosure Schedule or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company, (ii) increase the rate of compensation or increase the bonus, pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company, (iii) establish, adopt, amend or terminate any Employee Benefit Plan, (iv) take any action to accelerate the vesting or payment or fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, to the extent not already provided in any such Employee Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to directors, officers or employees of the Company;

(h) amend any of its Organizational Documents;

(i) change any of its accounting practices, policies or principles, other than as required by GAAP;

(j) other than trade payables in the ordinary course of business and Contracts entered into in the ordinary course of business, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any Liability;

(k) sell any assets or properties of the Company;

(l) enter into any Contract or any amendment, modification or termination of any existing Contract without the approval of Parent or the Buyer, or take any action or fail to take any action that would result in breach or violation of any Company Contract;

(m) make, authorize or commit for any capital expenditures or capital additions or improvements;

(n) institute, settle or agree to settle any Action;

(o) permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated;

(p) permit expiration of any Permits of the Company or fail to renew any Permits that would otherwise expire pursuant to the terms thereof between the date of this Agreement and the Closing;

(q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(r) settle any material audit, make or change any material Tax election, file any amended Tax Return or take any other action with regard to any dispute or discussion with a Governmental Authority relating to a material Tax liability or potential liability;

(s) hire any additional officers or employees;

(t) take any action or omit to take any action that would cause any of the representations and warranties set forth in Article III hereof to become untrue in any material respect or which would result in any of the conditions set forth in Article VI not being satisfied; or

(u) authorize or enter into an agreement to do any of the foregoing.

5.2 Exclusivity. Between the date hereof and the Closing Date, or until the earlier termination of this Agreement, neither the Company nor the Stockholder shall (and the Company will not permit its Representatives to) directly or indirectly (a) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of the Company or any capital stock or other voting securities, or any substantial portion of the assets or business, of the Company, including any acquisition of the Company structured as a merger, consolidation or share exchange or any similar transaction or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify Parent and the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited), and the Company shall promptly provide to Parent and the Buyer copies of all written material, including material in electronic form, received by the Company from the Person making such proposal, offer, inquiry or contact.

5.3 Non-Trading. Neither the Company nor the Stockholder will, and the Company and the Stockholder will cause their respective Affiliates and the officers, directors, employees and agents of the Company not to, without the prior written consent of Parent (which consent may be withheld in its sole discretion), directly or indirectly, purchase, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of) including the filing (or participation in the filing) of a registration statement with the SEC in respect of, any ordinary shares of Parent, or publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through later of (i) the Closing Date or the earlier termination of this Agreement, and (ii) the public announcement of the transactions contemplated by this Agreement.

5.4 Cooperation; Approvals, Filings and Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them.

(b) Each of the Buyer and the Company shall, as promptly as practicable, use reasonable best efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required to be obtained or made by it in connection with the authorization, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. Each of the Buyer and the Company shall act in good faith and use reasonable best efforts to cooperate with the other parties in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto.

(c) The Company shall use reasonable best efforts to obtain as promptly as practicable all other consents from third parties that are necessary or desirable for the consummation of the transactions contemplated by this Agreement (including, without limitation, those set forth in Sections 3.5, 3.6, 3.7, 3.12 and 3.13 of the Company Disclosure Schedule (“Company Third Party Consents”)).

5.5 Access to Information. Prior to the Closing Date and upon reasonable notice, the Company shall give Parent and the Buyer and their Representatives reasonable access to the personnel, properties, books and records of the Company upon reasonable notice and during normal business hours, furnish to Parent and the Buyer and their Representatives such financial and operating data and all other information as such Persons may reasonably request and shall instruct the Representatives to cooperate with Parent and the Buyer in its investigation of the Company; provided, however, that no investigation of the Company shall affect any representation or warranty made by the Company or the Stockholder hereunder. Parent and the Buyer shall keep such information confidential in accordance with the terms of the confidentiality agreement dated March 6, 2008 (the “Confidentiality Agreement”) between the Company and Parent.

5.6 Notice of Certain Events. During the period from the date hereof until the Closing, the Company and the Stockholder shall promptly notify Parent and the Buyer in writing of: (i) the discovery by the Company or the Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Stockholder in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes, or would reasonably be expected to cause or constitute, an inaccuracy in or breach of any representation or warranty made by the Company or the Stockholder in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (iii) any material breach of any covenant or obligation of the Company or the Stockholder. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.6 requires any change in the Company Disclosure Schedule, then the Company shall promptly deliver to Parent and the Buyer an update to the Company Disclosure Schedule specifying such change; provided that, no such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Article VI have been satisfied or for the purpose of determining the accuracy of any of the representations and warranties made by the Company in this Agreement, including, without limitation, for purposes of Article VII hereof.

5.7 Public Announcements. Neither the Company or the Stockholder, nor any of their respective Affiliates or agents (including accountants, lenders, counsel or investment bankers), without the prior written consent of Parent or the Buyer, shall issue any press release announcing the execution of this Agreement or the transactions contemplated hereby, otherwise make any public statements regarding the transactions contemplated hereby or otherwise disclose any of the contents of this Agreement or the Related Agreements (each, a “Public Announcement”). The Buyer or Parent may in their sole discretion issue a Public Announcement without the consent of any other party hereto; provided, however, that, subject to any public disclosure and other legal obligations of the Buyer, Parent or any of their respective Affiliates and regulatory obligations to which the Buyer, Parent or any of their respective Affiliates may be subject and without limiting the rights of the Buyer or Parent pursuant to this Section 5.7, the Buyer shall use commercially reasonable efforts to provide the Stockholder an opportunity to review and discuss with the Buyer and Parent any Public Announcement proposed to be issued by the Buyer announcing the consummation of the transactions contemplated hereby prior to issuing any such Public Announcement.

5.8 Restriction on Transfer of Shares.

(a) Any Shares issued pursuant to this Agreement and any shares of capital stock or other securities received with respect thereto that have not been sold pursuant to an effective registration statement under the Securities Act (collectively, the “Restricted Securities) shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a “Transfer”) except in` compliance with the provisions of this Section 5.8, which provisions are intended to insure compliance with the provisions of the Securities Act. Each holder agrees to observe and comply with the Securities Act in connection with any Transfer of Restricted Securities.

(b) Each certificate representing Restricted Securities and each certificate issued to any transferee of any holder of any such certificate shall, subject to the provisions of Sections 5.8(c) and 5.8(d), be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR “BLUE-SKY” LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION 5.8 OF A STOCK PURCHASE AGREEMENT DATED AS OF JULY 22, 2008, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SECTION 5.8 OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER.

(c) If a holder desires to Transfer any Restricted Securities, it shall provide prior written notice to Parent of the holder’s intention to effect such Transfer and to comply in all other respects with the provisions of this Section 5.8. Any such notice shall describe the manner and circumstances of the proposed Transfer and shall be accompanied by an opinion of counsel of the holder, addressed to Parent, stating that in the opinion of such counsel (which opinion shall be reasonably satisfactory to Parent) such proposed Transfer may be effected without registration or qualification of such Restricted Securities under the Securities Act or the securities or “blue-sky laws” of any other jurisdiction. The holder thereof shall thereupon be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by it to Parent. Each certificate or other instrument evidencing the securities issued upon the Transfer of any such Restricted Securities (and each certificate or other instrument evidencing the balance, if any, of such Restricted Securities not so transferred) shall bear the legend set forth in Section 5.8(b), and any subsequent Transfer thereof shall be subject to compliance with the provisions of this Section 5.8, unless, in the opinion of counsel of Parent, registration of any future Transfer is not required by the applicable provisions of the Securities Act.

(d) Notwithstanding the foregoing provisions of this Section 5.8, the restrictions imposed by this Section 5.8 upon the transferability of Restricted Securities shall cease and terminate (i) with respect to any Restricted Securities sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act or as otherwise contemplated by Section 5.8(c) and, pursuant to Section 5.8(c), the Restricted Securities so transferred are not required to bear the legend set forth in Section 5.8(b), at such time that such Restricted Securities are sold or disposed of, or (ii) the holder of such Restricted Securities has met the requirements for Transfer of such Restricted Securities pursuant to Rule 144(b)(1) under the Securities Act. Whenever the restrictions imposed by this Section 5.8 shall terminate as herein provided, the holder of Restricted Securities as to which such restrictions have terminated shall be entitled to receive from Parent, without expense, a new certificate not bearing the restrictive legend set forth in Section 5.8(b) and not containing any other reference to the restrictions imposed by this Section 5.8.

(e) The holder understands and agrees that Parent, in its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to certificates for Restricted Securities owned by the holder if Parent deems such proposed Transfer to be a violation or breach of this Section 5.8 or that is or may otherwise be in violation of applicable Law.

5.9 Tax Matters.

(a) Following the Closing, the Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company on or after the Closing Date. To the extent permitted by applicable Law, any taxable income with respect to a Pre-Closing Period or Straddle Period shall be offset to the extent of any available carryforward Tax losses. The Buyer shall provide the Stockholder a reasonable opportunity to review and comment on any Tax Return for a Pre-Closing Tax Period or Straddle Period at least twenty (20) days prior to the filing thereof (taking into account any applicable valid extension). The Stockholder shall have the right to review all information used to prepare each such Tax Return. Notwithstanding the foregoing, the Buyer shall not be required to grant access or furnish information to the Stockholder or any of its representatives to the extent that such information is appropriately subject to an attorney/client or attorney work product privilege. The Buyer and the Stockholder agree to consult and resolve in good faith any material issue arising as a result of the Stockholder’s review of such Tax Return and mutually agree upon, if possible, the final Tax Return as promptly as possible. Any dispute that cannot be resolved by the parties within ten (10) days shall be resolved by the Independent Accountants. The fees and expenses of the Independent Accountants pursuant to this Section 5.9 shall be borne by the Buyer and the Stockholder in inverse proportion as they may prevail on matters resolved by the Independent Accountants, which proportionate allocations shall also be determined by the Independent Accountants at the time the determination of such firm is rendered on the hand merits of the matters submitted.

(b) Following the Closing, the Stockholder shall provide the Company, Parent or the Buyer with such assistance and non-privileged information as may reasonably be requested in connection with the preparation of any Tax Return relating to the Company or the performance of any audit, examination or any other Proceeding by any taxing authority relating to any such Tax Return, whether conducted in a judicial or administrative forum. The Buyer shall exercise exclusive control over the handling, disposition and settlement of any inquiry, examination or proceeding by a Governmental Authority (or that portion of any inquiry, examination or proceeding by a Governmental Authority) relating to any Tax Returns of the Company; provided, however, that the Stockholder shall have the right to participate in, at his own expense, any Proceedings with respect to any Tax matters as to which the Stockholder may have payment or indemnification obligations under this Agreement.

(c) The Stockholder shall be entitled to receive, and the Buyer shall pay to the Stockholder, the amount of any Tax refund paid to by the Company that is attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date.

(d) The Stockholder shall pay to the Buyer the amount of all Taxes due with respect to any portion of a Pre-Closing Tax Period or a Straddle Period that constitutes a Pre-Closing Tax Period at least five (5) days prior to the payment thereof by the Buyer or, if later, following demand by the Buyer.

(e) For purposes of determining the Stockholder’s obligation to pay to the Buyer the amount of all Taxes due (or to receive a refund) with respect to any portion of a Straddle Period or to indemnify the Buyer, Parent and their respective Affiliates pursuant to Section 7.1(a)(iv), the portion of any Tax that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i) in the case of income Taxes or Taxes resulting from, or imposed on, sales, receipts, use, transfers or assignments of property, or wages, withholdings, or other payments, the amount that would be payable for such period determined as if the Company filed a Tax Return for the portion of the Straddle Period ending on (and including) the Closing Date, based upon an interim closing of the Company on the Closing Date; provided that for purposes of this paragraph (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated between the portion of the Straddle Period ending on (and including) the Closing Date and the portion of the Straddle Period after the Closing Date based on the relative number of days in the relative portions of the Straddle Period as compared to the number of days in the entire Straddle Period; and

(ii) in the case of all other Taxes, an amount equal to (1) the amount of Taxes for the entire Straddle Period multiplied by (2) a fraction (y) the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and (z) the denominator of which is the number of calendar days in the entire Straddle Period.

5.10 Mutual Cooperation. From and after the Closing Date, the Stockholder and the Buyer shall use their reasonable efforts to provide to the other party (the “requesting party”) such books, records and information and make available to the requesting party such personnel (such party providing such books, records or information or making available such personnel to the requesting party, the “providing party”), in each case as may be reasonably requested in writing by the requesting party, for the purpose of reasonably assisting the requesting party in responding to Governmental Authority or professional inquiries, making required Governmental Authority filings (including Tax filings) or defending or prosecuting any Action relating to or arising out of the conduct of the Company prior to or after the Closing Date, involving any Person.

5.11 Registration.

(a) As soon as practicable and in any event within thirty (30) days after the date of issuance of Parent Ordinary Shares to the Stockholder under this Agreement (i.e. with respect to the Closing Stock Payment, the Closing Date, and with respect to the Earn-Out Stock Payment, the date such stock is issued), Parent shall file with the SEC, and thereafter use its commercially reasonable efforts to have declared effective as soon as practicable, a registration statement on Form F-3 (a “Registration Statement”) under the Securities Act covering the resale by the Stockholder of such Parent Ordinary Shares (the “Registrable Shares”). In its discretion, Parent will be permitted to register any other shares for resale by other eligible selling stockholders using any such Registration Statement; provided that the registration of such additional shares does not materially delay or materially adversely affect the ability of Parent to register the Registrable Shares. Parent shall use commercially reasonable efforts to keep any such Registration Statement continuously effective and usable for the resale of the Registrable Shares covered thereby for a period commencing on the date on which the SEC declares the Registration Statement effective and ending on the earlier of (i) the date upon which all of the Registrable Shares covered thereby first become eligible for resale pursuant to Rule 145 under the Securities Act without restriction or (ii) the first date upon which all of the Registrable Shares covered by the Registration Statement have been sold pursuant to such registration statement.

(b) Parent may, by written notice to the Stockholder, (i) delay the filing or effectiveness of a Registration Statement for up to ninety (90) days, or for such longer period, as a result of restraints or restrictions under applicable Law, or if in the reasonable good faith judgment of the Board of Directors of Parent, the filing of such Registration Statement would be materially detrimental to Parent because such action would (A) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving Parent, (B) require premature disclosure of material information that Parent has a bona fide business purpose for preserving as confidential, or (C) render Parent unable to comply with requirements under the Securities Act or the Exchange Act, or (ii) suspend a Registration Statement after effectiveness and require that the Stockholder immediately cease sales of shares pursuant to such Registration Statement (A) for a period of not more than thirty (30) consecutive days or ninety (90) days in the aggregate during any twelve (12) consecutive calendar months, in the event that Parent files a registration statement with the SEC for a then pending public offering of its securities or (B) following the effectiveness of a Registration Statement, for no longer than thirty (30) consecutive trading days if an event has occurred or Parent has entered into a transaction which Parent determines in good faith must be disclosed in order for Parent to comply with the public disclosure requirements imposed on Parent under the Securities Act in connection with such Registration Statement, provided, that in respect of all such events or occurrences Parent shall not suspend the effectiveness of a Registration Statement for more than ninety (90) trading days in the aggregate in any twelve (12) consecutive calendar months.

(c) If Parent delays or suspends a Registration Statement or requires the Stockholder to cease sales of shares pursuant to Section 5.11(b) above, Parent shall, as promptly as practicable (and in any event within four (4) Business Days) following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of such Registration Statement and/or give written notice to the Stockholder authorizing him to resume sales pursuant to such Registration Statement.

5.12 Non-competition; Non-Solicitation; Confidentiality; Reasonableness.

(a) Non-competition; Non-Solicitation. For a period of five (5) years following the Closing Date (the “Restricted Period”), without the prior written consent of the Board of Directors of Parent, the Stockholder shall not, directly or indirectly, engage in the following activities anywhere in the world:

(i) (A) invest in, contribute capital to, raise capital for or directly or indirectly participate in the business or management (as a director, officer, employee, consultant, advisor, agent, representative or otherwise) of, any Competitive Enterprise, or (B) act in any capacity for or provide services to any individual or entity, as a result of which it is reasonably likely that the Stockholder will disclose the Company’s proprietary or confidential information to any Competitive Enterprise, provided that nothing herein shall prohibit the Stockholder from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded, so long as the Stockholder has no direct or indirect participation in the business of such public corporation. The Stockholder shall not make direct or indirect investments in private companies engaged in any Competitive Enterprise. For the purpose of this Section 5.12(a)(i), a “Competitive Enterprise” is an individual or entity that competes anywhere in the world with Parent, the Company or any of their subsidiaries in the business of the development, manufacture, distribution, design or sale of microRNA based products. Notwithstanding anything to the contrary contained in this Agreement or in the Employment Agreement, the Stockholder shall be permitted to invest in, contribute capital to, raise capital for and directly or indirectly participate in the business or management of, any private equity fund, venture capital fund, or similar entity that invests in or acquires one or more entities the business of which includes, directly or indirectly, the development, manufacture, distribution, design or sale of microRNA based products (the “Portfolio Entities”), so long as the Stockholder does not serve as an officer, director, employee or contractor of any such Portfolio Entity or otherwise participate in the management of such Portfolio Entity;

(ii) interfere with, or attempt to interfere with, the relations among Parent, the Buyer or the Company, or any of their respective Affiliates and any employee, customer, client, patient, vendor, supplier or consultant of Parent, the Buyer or the Company, or any of their respective Affiliates; or

(iii) make disparaging statements regarding the Company, Parent or the Buyer, any of their respective Affiliates or any of their respective directors, officers or employees (or any person or entity who was in any such capacity at any time during the one-year period preceding any such statement).

(b) Confidentiality. The Stockholder acknowledges and agrees that the Buyer is acquiring from the Company certain trade secrets and other confidential and proprietary information of the Company (collectively, the “Confidential Information”), and that the Buyer expects the Stockholder to protect the confidentiality of the Confidential Information. Accordingly, the Stockholder covenants and agrees that, from and after the date hereof, he shall hold, and the Stockholder shall cause the Company to hold, the Confidential Information in the strictest confidence and shall not use or disclose to any Person, directly or indirectly, any Confidential Information for any purpose whatsoever; provided, however, that he may disclose Confidential Information as is required by Law or as used in connection with his employment with the Company; provided that, prior to making any such disclosure, he shall provide reasonable advance notice to the Buyer and reasonable assistance to the Buyer in attempting to obtain a protective order or other appropriate remedy concerning such disclosure.

(c) Material Inducement; Reasonableness; Remedies.

(i) The Stockholder acknowledges and agrees that the covenants contained in this Section 5.12 are a material and substantial part of the transaction contemplated by this Agreement and are entered into in connection with and as an inducement to the acquisition by the Buyer of the Company and the other transactions contemplated by this Agreement, without which the Buyer would be unwilling to enter into this Agreement or consummate the transactions contemplated hereby.

(ii) The Stockholder acknowledges and agrees that (A) the provisions of this Section 5.12 are necessary and reasonable to protect the Confidential Information and the goodwill being acquired by the Buyer pursuant to this Agreement; (B) the specific time, geography and scope of the provisions set forth in this Section 5.12 are reasonable and necessary to protect the business interests of the Buyer as they relate to the Company; and (C) in the event of a breach of any agreement set forth in this Section 5.12, the Buyer would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Stockholder agrees that in the event of a breach or threatened breach of any of the provisions set forth in this Section 5.12, in addition to such other remedies as the Buyer may have at Law, without posting any bond or security or requirement for proof of actual damages, the Buyer shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Buyer’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

(iii) If any provision of this Section 5.12 is held by a Court to be overly broad in duration, geographical coverage, substantive scope or otherwise, that provision will be narrowed to the broadest term permitted by applicable Law and enforced as so narrowed, and such court is hereby given express authority by the undersigned to modify the offending provisions hereof without the signature or prior consent of the Stockholder to the extent necessary to make them enforceable to the fullest extent permitted under applicable Law. Each provision of this Section 5.12 restricting the activities of the Stockholder in any way is intended to be separate from and enforceable separately from each such other provision.

5.13 Repayment of Debt Payoff Amount. If the Debt Payoff Amount would exceed One Million Nine Hundred Thousand Dollars ($1,900,000) at the Closing, the Stockholder shall repay or cause the Company to repay at the Closing the amount by which the Debt Payoff Amount exceeds One Million Nine Hundred Thousand Dollars ($1,900,000). Subject to the foregoing, on the Closing Date, the Buyer will cause the Company to pay the Debt Payoff Amount set forth in the Payoff Letters to the Stockholder, Michael J. Pellini MD and Citizens Bank, as applicable.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions to Obligation of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following condition: no temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated hereby, nor shall any Action brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated herein illegal.

6.2 Additional Conditions to Obligations of Parent and the Buyer. The obligations of Parent and the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by Parent and the Buyer:

(a) Representations and Warranties. Each of the representations and warranties set forth in Article III that is qualified by “materiality,” “Company Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Agreements and Covenants. Each of the Company and the Stockholder shall have performed or complied in all material respects, with each obligation, agreement and covenant to be performed or complied with by the Company or the Stockholder under this Agreement on or prior to the Closing Date.

(c) No Company Material Adverse Change. From and including the date hereof, there shall not have been a Company Material Adverse Change.

(d) Consents and Approvals. All Third Party Consents, and all other Approvals from any Persons or Governmental Authorities that, in the reasonable discretion of Parent and the Buyer, are necessary for the consummation of the transactions contemplated hereby on the terms, and conferring upon the Buyer all of the rights and benefits, as contemplated herein, shall have been received in form and substance reasonably satisfactory to the Buyer.

(e) Payment of Closing Indebtedness. All Indebtedness owed to the Company from any Person shall have been repaid in full at the Closing.

(f) Debt Payoff Amount. The Company or the Stockholder shall have delivered to the Buyer the Payoff Letters setting forth the Debt Payoff Amount outstanding through and including the Closing Date, and due to the Stockholder, Dr. Pellini and Citizens Bank and the aggregate Debt Payoff Amount at the Closing shall not exceed One Million Nine Hundred Thousand Dollars ($1,900,000).

(g) Related Agreements. The Company and the Stockholder, as applicable, shall have executed and delivered to the Buyer each of the Related Agreements to which the Company or the Stockholder is a party and the actions required to be taken thereunder by such Person at or prior to the Closing thereunder shall have been taken.

(h) Resignations. Each director and officer of the Company shall have resigned or been removed effective as of the Closing Date.

(i) Company Transaction Expenses. The Stockholder shall pay to the Company any Company Transaction Expenses outstanding or accrued as of the Closing Date to the extent required by Section 8.3.

(j) FIRPTA Compliance. The Company shall have delivered to the Buyer a properly executed notice in a form reasonably acceptable to the Buyer for purposes of satisfying the Buyer’s obligations under Section 897 and 1445 of the Code, together with written authorization for the Buyer to deliver such notice to the Internal Revenue Service on behalf of the Company after the Closing.

(k) W-9s. The Stockholder and each recipient of any portion of the Debt Payoff Amount (other than Citizens Bank) shall provide the Buyer with Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service.

(l) Officer’s Certificate. The Company shall have delivered to the Buyer and the Buyer a certificate of the President or Chief Executive Officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying that the conditions set forth in Sections 6.2(a) through (c) have been satisfied.

(m) Evidence of Corporate Authority. The Company shall have delivered to Parent and the Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, certifying as to and attaching (if applicable): (i) complete and accurate copies of the Organizational Documents of the Company, (ii) the incumbency of the officers executing this Agreement and the Related Agreements to which the Company is a party on behalf of the Company and (iii) complete and accurate copies of resolutions of the Board of Directors (and, if applicable, the Stockholder) of the Company authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, and the acts of the officers of the Company in carrying out the terms and provisions hereof and thereof.

(n) Good Standing Certificate. The Company shall have delivered to Parent and the Buyer a certificate of legal existence and good standing from the Secretary of State of its jurisdiction of incorporation, which shall be dated no more than five (5) Business Days prior to the Closing Date.

(o) Lease Amendment. The Company shall have amended the Lease in the form satisfactory to Parent and the Buyer to allow for extension of the term of the Lease for an additional one (1) year period.

(p) Legal Opinion. Stevens & Lee, P.C., counsel to the Company, shall have delivered to Parent and the Buyer a legal opinion in substantially the form attached hereto as Exhibit E.

(q) Other Documents. The Company shall have delivered to Parent and the Buyer such other instruments, certificates, documents or materials as may be reasonably requested by Parent or the Buyer in connection with the consummation of the transactions contemplated hereby.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by the Company:

(a) Representations and Warranties. Each of the representations and warranties set forth in Article IV that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Agreements and Covenants. Each of Parent and the Buyer shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by Parent or the Buyer under this Agreement on or prior to the Closing Date.

(c) Related Agreements. Each of Parent and the Buyer shall have executed and delivered to the Company each of the Related Agreements to which Parent or the Buyer is a party and the actions required to be taken thereunder by Parent or the Buyer, at or prior to the Closing thereunder shall have been taken.

(d) Officer’s Certificate. Each of Parent and the Buyer shall have delivered to the Company a certificate of an officer of Parent and the Buyer, respectively, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(e) Evidence of Corporate Authority. The Buyer shall have delivered to the Company a certificate of the Secretary or an Assistant Secretary of the Buyer, dated as of the Closing Date, certifying as to and attaching (if applicable): (i) complete and accurate copies of the Organizational Documents of the Buyer, (ii) the incumbency of the officers executing this Agreement and the Related Agreements to which the Buyer is a party on behalf of the Buyer and (iii) complete and accurate copies of resolutions of the Board of Directors (and, if applicable, the stockholders) of the Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the acts of the officers of the Buyer in carrying out the terms and provisions hereof.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Indemnification by the Stockholder. From and after the Closing, the Stockholder shall indemnify, defend and hold harmless the Buyer, Parent and their respective Affiliates, their respective successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing (the “Parent Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred or accrued directly or indirectly by, such Parent Indemnified Person to the extent that such Losses arise out of or result from or are a consequence of any of the following:

(i) the breach or inaccuracy of any representation or warranty of the Company or the Stockholder contained in this Agreement or in any Related Agreement or certificate delivered by the Company or the Stockholder pursuant to this Agreement, it being understood and agreed that for purposes hereof, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Company Material Adverse Effect”;

(ii) the breach of or non-compliance with any agreement or covenant of the Company or the Stockholder contained in this Agreement or in any Related Agreement;

(iii) any Indebtedness of the Company outstanding as of the Closing Date, other than the Debt Payoff Amount and other than the Indebtedness set forth in Section 3.10(ii) of the Company Disclosure Schedule;

(iv) any Taxes of the Company attributable to any Pre-Closing Tax Period (including any Pre-Closing Tax Period included in a Straddle Period);

(v) any claim by an owner of equity or other securities of the Company, or any other Person, seeking to assert, or based upon, ownership or rights to ownership of any shares of stock or other securities of the Company;

(vi) the existence or ownership of any subsidiaries or any ownership of any capital stock or other proprietary interest, directly or indirectly, in any other Person, at any time prior to the Closing, except as disclosed in Section 3.2 of the Company Disclosure Schedule;

(vii) any repurchase, redemption, or other reacquisition of any shares of capital stock or other securities of the Company;

(viii) the Company’s ownership or operation of any real property at any time prior to the Closing; or

(ix) any violation by the Company of any Laws at any time prior to the Closing.

(b) Indemnification by Parent and the Buyer. From and after the Closing, Parent and the Buyer, jointly and severally, shall indemnify, defend and hold harmless the Stockholder and his successors and assigns (the “Stockholder Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred or accrued directly or indirectly by, the Stockholder Indemnified Persons to the extent that such Losses arise out of or result from or are a consequence of any of the following:

(i) the breach or inaccuracy of any representation or warranty of Parent or the Buyer contained in this Agreement or in any Related Agreement or certificate delivered by Parent or the Buyer pursuant to this Agreement;

(ii) the breach of or non-compliance with any agreement or covenant of Parent or the Buyer contained in this Agreement or in any Related Agreement; or

(iii) any liability incurred by the Stockholder under the Stockholder’s personal guarantees set forth on Schedule 7.2(b).

7.2 Limitations on Indemnity. Subject to the provisions of Section 7.5:

(a) The maximum aggregate liability of the Stockholder for Losses arising out of or resulting from any and all claims for indemnification pursuant to Section 7.1(a)(i) of this Agreement shall not exceed the sum of One Million Nine Hundred Thousand Dollars ($1,900,000) plus the Earn-Out Cash Payment, if earned (the “General Cap”); provided, however, that the maximum aggregate liability of the Stockholder for Losses arising out of or resulting from any and all claims for indemnification pursuant to Section 7.1(a)(i) of this Agreement with respect to any breach or inaccuracy of any of the representations and warranties set forth in any of Sections 3.14, 3.16, 3.18 and 3.25 shall not exceed the sum of the Base Purchase Price plus the Earn-Out Payment, if earned; provided further, however, that there shall be no cap on Losses arising out of or resulting from any and all claims for indemnification pursuant to Section 7.1(a)(i) of this Agreement with respect to any breach or inaccuracy of any of the representations and warranties set forth in any of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.8, 3.20 and 3.22.

(b)  The maximum aggregate liability of Parent and the Buyer for Losses arising out of or resulting from any and all claims for indemnification pursuant to Section 7.1(b)(i) of this Agreement shall not exceed the General Cap; provided, however, that there shall be no cap on Losses arising out of or resulting from any and all claims for indemnification pursuant to Section 7.1(b)(i) of this Agreement with respect to any breach or inaccuracy of any of the representations and warranties set forth in any of Sections 4.1, 4.2, 4.3, 4.4 and 4.5.

(c) No indemnification shall be payable to a Parent Indemnified Person as a result of any Losses arising under Section 7.1(a)(i) unless and until the aggregate amount of all Losses incurred thereunder exceeds $15,000 (the “Deductible”), whereupon the Parent Indemnified Persons shall be entitled to receive all Losses in excess of the Deductible; provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of any of the representations and warranties contained in any of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.8, 3.14, 3.16, 3.18, 3.20, 3.22 and 3.25.

(d) No indemnification shall be payable to a Stockholder Indemnified Person as a result of any Losses arising under Section 7.1(b)(i) unless and until the aggregate amount of all Losses incurred exceeds the Deductible, whereupon the Stockholder Indemnified Persons shall be entitled to receive all Losses in excess of the Deductible; provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of any of the representations and warranties contained in any of Sections 4.1, 4.2, 4.3, 4.4 and 4.5.

(e) Notwithstanding anything to the contrary contained in this Agreement, no party to this Agreement shall be liable to another party to this Agreement for incidental or consequential damages hereunder (it being acknowledged that incidental and consequential damages recovered against an Indemnified Person in a third-party claim are indemnifiable Losses).

(f) No party or Person shall have any claim for indemnification hereunder with respect to (i) any Tax liabilities arising by reason of any reduction or disallowance of deductions from taxable income in one taxable year, to the extent such reduction or disallowance results in a corresponding increase in allowable deductions from income in another taxable year, or (ii) the shifting of items of income from one taxable year to another.

(g) The amount of any claim for which indemnification is provided under this Article VII shall be net of amounts recovered or recoverable by the Indemnified Person by the Person seeking indemnification under insurance policies with respect to such claim; provided that there shall be no obligation to seek recovery under any insurance policy with respect to such claim. If, following the receipt by a Person of any indemnity payment hereunder, such Person shall receive any insurance recovery or indemnity payment from a third party in respect of the same underlying claim, such Person shall reimburse the party from whom such indemnity payment was received hereunder to the extent of such insurance recovery or third party indemnity payments.

(h) The Stockholder shall not have any right of contribution, indemnification or right of advancement from the Company or the Parent Indemnified Persons with respect to any Losses claimed by the Parent Indemnified Persons.

7.3 Indemnification Process.

(a) Any Parent Indemnified Person or the Stockholder Indemnified Person seeking indemnification under this Article VII (an “Indemnified Person”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Person”) notice of any matter (a “Notice of Claim”) which such Indemnified Person has determined has given rise to or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim will not relieve the Indemnifying Person(s) from any Liability which they may have under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise in any material respect of any material rights or defenses of the Indemnifying Person(s) and the Indemnifying Person(s) was not otherwise aware of such Action). Notwithstanding the foregoing, no claim shall be brought under this Article VII with respect to an event of indemnification described in Section 7.1(a)(i) or Section 7.1(b)(i) unless an Indemnified Person, at any time prior to the applicable Survival Date, gives the Indemnifying Person(s) a Notice of Claim with respect to such claim. If a Notice of Claim has been given on or prior to the applicable Survival Date, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

(b) Claims for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i) The Indemnified Person may defend any Third Party Claim with counsel of its own choosing, at the Indemnifying Person’s cost, and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim. If the Indemnified Person elects not to defend such Third Party Claim, the Indemnified Person shall promptly provide notice to the Indemnifying Person. The Indemnifying Person shall have twenty (20) days following receipt of such notice to advise the Indemnified Person whether the Indemnifying Person accepts the defense of such claim, and the Indemnifying Person shall have no obligation to the Indemnified Person for legal fees incurred by the Indemnified Person after the date of any assumption of the defense by the Indemnifying Person. If the Indemnifying Person determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Indemnified Person and at its own expense, provided that, the Indemnified Person shall have the right to be represented by its own counsel at its own expense. If the Indemnifying Person fails to undertake the defense of or settle or pay any such Third Party Claim within twenty (20) days after the Indemnified Person has given written notice to the Indemnifying Person of the claim, or if the Indemnifying Person, after having given such notification to the Indemnified Person, fails within twenty (20) days, or at any time thereafter, to defend to the reasonable satisfaction of the Indemnified Person, settle or pay such claim, then the Indemnified Person may take any and all necessary action to dispose of such claim at the Indemnifying Person’s cost. The Indemnifying Person and the Indemnified Person shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

(ii) The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms which it may deem reasonable, provided that, an Indemnifying Person shall not without the Indemnified Person’s prior written consent settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of such proceeding, claim or demand.

7.4 Survival of Representations, Warranties and Covenants. All representations and warranties contained in Articles III and IV of this Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered by or on behalf of Parent, the Buyer, the Company or the Stockholder pursuant to this Agreement shall survive the Closing for a period of two (2) years after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.8, 3.14, 3.16, 3.18, 3.20, 3.22, 3.24 and 3.25 and in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof). For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.” Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect indefinitely.

7.5 Fraud and Related Claims; Characterization of Payments. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Person based upon, or to seek or recover any Losses arising from or related to an allegation or allegations that an Indemnifying Person had an intent to defraud or made a willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or any of the Related Agreements or the transactions contemplated hereby or thereby. The parties agree that any payment pursuant to an indemnification obligation under this Article VII shall be treated for Tax purposes as an adjustment to the Closing Payment.

7.6 Sole Remedy. Subject to Section 7.5, the sole and exclusive remedy of the parties hereto for all Losses arising under this Agreement shall be the indemnification provisions set forth in this Article VII; provided, however, that this Section 7.6 shall not limit a party’s remedies under any other agreement to which any parties hereto are parties, or limit the availability of equitable relief (including injunctive relief and specific performance) in connection with this Agreement or any other agreement.

ARTICLE VIII

TERMINATION, AMENDMENT, WAIVER AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) By mutual written consent of Parent, the Buyer, the Company and the Stockholder;

(b) By either Parent or the Buyer or the Company by providing written notice to the other if the Closing shall not have occurred on or before August 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party if such party’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c) By either Parent or the Buyer or the Company by providing written notice to the other party, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement;

(d) By Parent or the Buyer by providing written notice to the Company, if neither Parent nor the Buyer is in material breach of any of its obligations under this Agreement, and if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.2 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty (20) days from the date that the Company is notified of such breach;

(e) By the Company by providing written notice to Parent and the Buyer, if neither the Company nor the Stockholder are not in material breach of any of its obligations under this Agreement, and if Parent or the Buyer shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.3 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty (20) days from the date that Parent is notified of such breach; or

(f) By Parent or the Buyer by providing written notice to the Company, if there shall have been a Company Material Adverse Change.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than Section 7.4, this Article VIII and Article IX, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of Parent, the Buyer or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from any Losses arising out of, resulting from or relating to any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement.

8.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, legal, accounting and investment banking fees (collectively, “Transaction Expenses”), shall be paid by the party incurring such Transaction Expenses, whether or not the Closing occurs; provided, however, that at Closing, Buyer shall pay or cause to be paid up to a maximum of $75,000 of Transaction Expenses incurred by the Company and outstanding as of the Closing, and the Stockholder shall pay or cause to be paid all Transaction Expenses in excess of $75,000 incurred by the Company (collectively, “Company Transaction Expenses”). Any Company Transaction Expenses for which the Stockholder is responsible hereunder that are not paid at Closing shall be promptly paid by the Stockholder upon demand.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement. This Agreement, together with its schedules and exhibits, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any other party, or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement or in a Related Agreement shall be valid or binding.

9.2 Amendment and Waiver. This Agreement may be amended only by an instrument in writing signed by duly authorized Representatives of Parent, the Buyer, the Company and the Stockholder. At any time prior to the Closing Date, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder (subject in any case to the rights of each party to terminate this Agreement at any time after the Outside Date), waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.3 Assignment. No party shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its or his respective obligations hereunder, without the prior written consent of the other parties, except that Parent and the Buyer may assign this Agreement to any of their respective Affiliates. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and permitted assigns.

9.4 Waivers. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

9.5 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of New York. Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania, for the purpose of any Action arising out of or relating to this Agreement. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 9.9 hereof and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

9.6 Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

9.7 Interpretation. The schedules and exhibits attached hereto are an integral part of this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

9.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by facsimile, with confirmation as provided above addressed as follows:

If to Parent:

Rosetta Genomics Ltd.
10 Plaut Street, Science Park
Rehovov 76706 POB 4059
Israel
Facsimile: 972-73-222-0701

If to Buyer:

Rosetta Genomics Inc.
15 Exchange Place, Suite 500
Jersey City, New Jersey 07302
Facsimile: 201-946-0562

With copies to

Mintz, Levin, Cohen, Ferris, Glovsky & Popeo
One Financial Center
Boston, MA 02111
Attention: Jeffrey Wiesen and Dean Zioze
Facsimile: 617-542-2241

If to the Company:

Parkway Clinical Laboratory
3494 Progress Drive
Bensalem, Pennsylvania  19020
Facsimile: 215-245-5241

With a copy to

Stevens & Lee, PC
620 Freedom Business Center, Suite 200
King of Prussia, Pennsylvania  19046
Attn:  John Hogan
Facsimile: 610-371-7973

If to the Stockholder:

Raza Bokhari, M.D.
437 N. Spring Mill Road
Villanova, Pennsylvania 19085

With a copy to

Stevens & Lee, PC
620 Freedom Business Center, Suite 200
King of Prussia, Pennsylvania  19046
Attn:  John Hogan
Facsimile: 610-371-7973

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of mailing, on the second Business Day following the date on which the piece of mail containing such communication was posted.

9.10 Representation by Counsel. Each party hereto acknowledges that it has been advised by legal counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

9.11 Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.12 Waivers. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

[Remainder of Page Intentionally Left Blank]

NOW THEREFORE, the parties hereto have executed, or caused this Stock Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARENT:

ROSETTA GENOMICS LTD.

By:	/s Tamir Kazaz
Name:	Tamir Kazaz
Title:	Chief Financial Officer

BUYER:

ROSETTA GENOMICS INC.

By:	/s/ Amir Avniel
Name:	Amir Avniel
Title:	President and Chief Executive Officer

COMPANY:

PARKWAY CLINICAL LABORATORIES, INC.

By:	/s/ Raza Bokhari, MD
Name:	Raza Bokhari, MD
Title:	President and Chief Executive Officer

STOCKHOLDER:

/s/ Raza Bokhari, MD
Raza Bokhari, MD

Schedule I

INDEX OF DEFINED TERMS

Action	Schedule I
Affiliate	Schedule I
Agreement	Preamble
Anti-Kickback Statute	3.16
Approval	Schedule I
Base Purchase Price	Schedule I
Business Credit Line	Schedule I
Business Day	Schedule I
Buyer	Preamble
CERCLA	Schedule I
Closing	1.2(a)
Closing Date	1.2(a)
Closing Cash Payment	2.1(a)
Closing Payment	2.1(a)
Closing Share Price	Schedule I
Closing Stock Payment	2.1(a)
COBRA Coverage	Schedule I
Code	Schedule I
Common Stock	Preamble
Company	Preamble
Company Contracts	3.21(a)
Company Disclosure Schedule	Article III
Company Material Adverse Change	3.11
Company Material Adverse Effect	Schedule I
Company Payment Programs	3.25
Company Shares	Preamble
Company Third Party Consents	5.4(c)
Company Transaction Expenses	8.3
Confidentiality Agreement	5.5
Contract	Schedule I
Copyrights	Schedule I
Court	Schedule I
Customers	3.26
Databases	3.24(i)
Deductible	7.2(c)
Earn-Out Cash Payment	2.2(b)
Earn-Out Payment	2.2(a)
Earn-Out Share Price	Schedule I
Earn-Out Stock Payment	2.2(b)
Employee	Schedule I
Employee Benefit Plans	Schedule I

Employment Agreement	Schedule I
Enforceability Exceptions	3.4
Environmental Law	Schedule I
ERISA	Schedule I
ERISA Affiliate	Schedule I
Exchange Act	Schedule I
Financial Statements	3.9(a)
GAAP	Schedule I
General Cap	7.2(a)
Governmental Authority	Schedule I
HIPAA	3.16
Indebtedness	Schedule I
Indemnified Person	7.3(a)
Indemnifying Person	7.3(a)
Independent Accountants	2.2
Intellectual Property	Schedule I
Interim Balance Sheet	3.9(a)(i)
Interim Financial Statements	3.9(a)(i)
IRS	Schedule I
knowledge	Schedule I
Labor Contract	3.17(d)
Laws	Schedule I
Lease	Schedule I
Leased Personal Property	3.13
Leased Real Property	3.12(a)
Liabilities	Schedule I
License Agreements	3.25(b)
Licensed Intellectual Property	3.25(b)
Lien	Schedule I
Lockup Agreement	Schedule I
Losses	Schedule I
Market Value	Schedule I
Materials of Environmental Concern	Schedule I
Milestone	2.2(a)
Milestone Date	2.2(a)
Milestone Disagreement Notice	2.2(c)
Milestone Notice	2.2(c)
Milestone Review Period	2.2(c)
Notice of Claim	7.3(a)
Order	Schedule I
Organizational Documents	Schedule I
Outside Date	8.1(b)
Parent	Preamble
Parent Indemnified Persons	7.1(a)
Parent Ordinary Shares	2.1(a)
Parent Reports	4.7

Patents	Schedule I
Payment Programs	Schedule I
Payoff Letters	Schedule I
Person	Schedule I
Permits	3.7
Personally Identifiable Information	Schedule I
Personal Property Leases	3.13
Pre-Closing Tax Period	Schedule I
Premises	3.12(b)
providing party	5.10
Purchase Price	2.1(a)
Real Property Leases	3.12(a)
Registrable Shares	5.11(a)
Registration Statement	5.11(a)
Regulation	Schedule I
Related Agreements	Schedule I
Release	Schedule I
Representatives	Schedule I
Restricted Period	5.12
Restricted Securities	5.8(a)
requesting party	5.10
SEC	Schedule I
Securities Act	Schedule I
Shares	3.31(a)
Stark Law	3.16
Stockholder	Preamble
Stockholder Indemnified Persons	7.1(b)
Straddle Period	Schedule I
Subsidiary	Schedule I
Tax Returns	Schedule I
Taxes	Schedule I
Third Party Claim	7.3(b)
Trade Secrets	Schedule I
Trademarks	Schedule I
Transaction Expenses	8.3
Transfer	5.8(a)
Working Capital	Schedule I

TABLE OF DEFINITIONS

“Action” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, before any arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 20% or more; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification, including all pending applications therefor or renewals thereof.

“Base Purchase Price” means Two Million Nine Hundred Thousand Dollars ($2,900,000).

“Business Credit Line” means a line of credit of the Company with the Citizens Bank with a maximum principal amount of $75,000.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing Share Price” means $4.354241.

“COBRA Coverage” means the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Common Stock” has the meaning set forth in the Preamble.

“Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), assets, properties, operations or results of operations of the Company or the Company or the Stockholder’s ability to perform its obligations as contemplated in this Agreement or any Related Agreement.

“Contract” means any written or oral contract, agreement, license, lease, arrangement, understanding, commitment or other instrument, and all amendments, modifications and supplements thereto.

“Court” means any court or arbitration tribunal of any country or territory, or any state, province or other subdivision thereof.

“Debt Payoff Amount” means the total Indebtedness (including accrued but unpaid interest thereon) owed by the Company as of the Closing Date to (i) the Stockholder, (ii) Michael J. Pellini, MD and (iii) Citizens Bank under the Business Credit Line.

“Earn-Out Share Price” means the weighted-average closing price of a Parent Ordinary Share on the NASDAQ Global Market or such other national securities exchange on which the Parent Ordinary Shares are then quoted for the ten (10) consecutive trading days ending on or prior to the earliest date that either Milestone is achieved.

“Employee” means any individual, employee, advisor, independent contractor or consultant who is employed or engaged by the Company.

“Employee Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonuses, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy arrangement or contract) for the benefit of any current or former officer, employee or director of the Company, without regard to whether the same are domestic or foreign, that is maintained or contributed to by the Company s or Affiliates, or with respect to which any of them would reasonably be expected to incur material liability under the Code or ERISA or any similar non-U.S. Law.

“Employment Agreement” means an employment agreement by and between the Stockholder and the Company in substantially the form of Exhibit A hereto.

“Environmental Law” means any Law or Order relating to the environment or occupational health and safety, including without limitation, any Law or Order pertaining to (i) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection of groundwater, surface water or soil; (iv) the release or threatened release into the environment of Materials of Environmental Concern, including without limitation emissions, discharges, injections, spills, escapes or dumping; (v) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles used for Materials of Environmental Concern; or (vi) occupational  health and safety. As used above, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Regulations promulgated thereunder.

“ERISA Affiliate” means any person, trade, business or other entity treated as a single employer with the Company under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and all Regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States

“Governmental Authority” means any governmental agency, authority, department, commission, board, bureau, Court or instrumentality of any country or territory, and any state, province, subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Indebtedness” means Liabilities (including Liability for principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (ii)  evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) under conditional sale or other title retention agreements, (v)  issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi) of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, and (vii) under leases required to be accounted for as capital leases under GAAP.

“Intellectual Property” means worldwide trademarks, service marks, trade names, Uniform Resource Locators (URLs) and Internet domain names and applications therefor (and all interest therein), designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); patents (including any pending applications, any registrations, patents based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and trade dress (collectively, “Trade Secrets”); computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, architecture, structure, display screens, layouts, development tools, instructions and templates; published and unpublished works of authorship, including audiovisual works, databases and literary works; rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; rights of attribution and integrity and other moral rights; domain names, URLs, IP addresses, key word associations and related rights; all other proprietary, intellectual property and other rights relating to any or all of the foregoing; all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media; and all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“knowledge” (and similar terms and phrases) means, (i) with respect to the Company and the Stockholder, the actual knowledge of the Stockholder, Masood Haider, Ph.D. and Mats Sanden, M.D., FACP, and (ii) with respect to Parent or the Buyer, the actual knowledge of any executive officer of Parent or the Buyer.

“Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority including all Orders having the effect of law in each such jurisdiction.

“Lease” means the Lease Agreement by and between the Company and RREEF USA Fund - III, a California Group Trust, RREEF Management Company, a California Corporation, dated as of October 1, 1992.

“Liabilities” means any liability, obligation or commitment of any kind or nature, whether primary or secondary, direct or indirect, absolute or contingent, known or unknown, accrued or not accrued, or otherwise.

“Lien” means any mortgage, pledge, security interest, attachment, easement, restriction, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal or right of first offer (including any agreement to give any of the foregoing).

“Lockup Agreement” means the lockup agreement entered into by and between Parent and the Stockholder substantially in the form of Exhibit B hereto.

“Losses” means losses, damages, liabilities, demands, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including, without limitation, reasonable attorneys’ fees, which shall include a reasonable estimate of the allocable costs of in-house legal counsel and staff).

“Market Value” means, as of a trading day, the total dollar market value of all outstanding Parent Ordinary Shares determined by multiplying (i) the number of the outstanding Parent Ordinary Shares as of such trading day by (ii) the price per Parent Ordinary Share on the close of trading on such trading day as quoted on the Nasdaq Global Market or such other national securities exchange on which the Parent Ordinary Shares are then quoted. For purposes of this definition, “Parent Ordinary Shares” shall include any class of shares issued as a stock dividend with respect to, or otherwise issued in connection with ownership of, then-outstanding Parent Ordinary Shares.

“Materials of Environmental Concern” means any substances, chemicals, compounds, solids, liquids, gases, materials, pollutants or contaminants, hazardous substances (including as such term is defined under CERCLA), solid wastes and hazardous wastes (including as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, asbestos or substances containing asbestos, polychlorinated biphenyls or any other material subject to regulation under any Environmental Law.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“Organizational Documents” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the Laws of the jurisdiction of its incorporation, including the articles or certificate of incorporation, organization or association, and its by-laws or memorandum of association, in each case including all amendments thereto, as the same may have been restated and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

“Payment Programs” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs.

“Payoff Letters” means the payoff letters delivered by each of (i) the Stockholder, (ii) Dr. Pellini and (iii) Citizens Bank to the Buyer, each substantially in the form of Exhibit C hereto, evidencing the Debt Payoff Amount.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Personally Identifiable Information” means information that can be used to identify or contact Persons, which may include their first and last name, physical address, e-mail address and telephone number.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or prior to the Closing Date.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Agreements” means the Employment Agreement, the Lockup Agreement, the Release and any other agreements entered into or certificates delivered pursuant to this Agreement.

“Release and Waiver” means a release and waiver entered into by and between the Company and the Stockholder substantially in the form of Exhibit D hereto.

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and all Regulations promulgated thereunder.

“Straddle Period” means any Tax year or period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least fifty percent (50%) of the stock or other equity interests in such entity.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Governmental Authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, health insurance, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

“Working Capital” means the difference whether positive or negative between (a) the current assets of the Company minus (b) the current liabilities of the Company.